SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

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☐	Soliciting Materials Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CABOT MICROELECTRONICS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

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CABOT MICROELECTRONICS CORPORATION

870 North Commons Drive

Aurora, Illinois 60504

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held March 8, 2016

To our Stockholders:

We are notifying you that the Annual Meeting of Stockholders of Cabot Microelectronics Corporation will be held on Tuesday, March 8, 2016 at 8:00 a.m. local time at Cabot Microelectronics Corporation, 870 North Commons Drive, Aurora, Illinois 60504 for the following purposes:

1. To elect two directors, each for a term of three years;

2. To hold a non-binding stockholder advisory vote to approve our named executive officer compensation;

3. To ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditors for fiscal year 2016; and

4. To transact other business properly coming before the meeting.

Each of these matters is described in further detail in the accompanying proxy statement. We also have included a copy of our 2015 Annual Report. Only stockholders of record at the close of business on January 15, 2016 are entitled to vote at the meeting or any postponements or adjournments of the meeting. A complete list of these stockholders will be available at our principal executive offices prior to the meeting.

We are delivering our proxy statement and 2015 Annual Report under the United States Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders, which is designed to reduce our printing and mailing costs and the environmental impact of the proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice of Internet Availability of Proxy Materials.

Please use this opportunity to take part in our affairs by voting your shares. You are cordially invited to attend the meeting in person. If you wish to attend the meeting in person, please bring a valid form of photo identification to the meeting. If your stock is not registered in your own name and you plan to attend the meeting and vote in person, you should contact your broker or agent in whose name your stock is registered to obtain a broker’s proxy and bring it to the meeting in order to vote at the meeting.

Whether or not you plan to attend the meeting, your vote is important. Please promptly submit your proxy by telephone, internet or mail by following the instructions found on your Notice of Internet Availability of Proxy Materials or proxy card. Your proxy can be withdrawn by you at any time before it is voted.

By order of the Board of Directors,

William P. Noglows

Chairman of the Board

Aurora, Illinois

January 22, 2016, and is first being made available to stockholders electronically via the internet on or about January 22, 2016.

CABOT MICROELECTRONICS CORPORATION

870 North Commons Drive

Aurora, Illinois 60504

PROXY STATEMENT

The Board of Directors of Cabot Microelectronics Corporation is asking for your proxy for use at the annual meeting of our stockholders to be held on Tuesday, March 8, 2016 at 8:00 a.m. local time, at Cabot Microelectronics Corporation, 870 North Commons Drive, Aurora, Illinois 60504 and at any postponements or adjournments of the meeting.

Pursuant to the rules and regulations adopted by the United States Securities and Exchange Commission (“SEC”), we are providing our stockholders with access to our proxy materials over the internet rather than in paper form. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the proxy materials, to our stockholders of record as of January 15, 2016. We expect to mail the Notice of Internet Availability of Proxy Materials to stockholders entitled to vote at our annual meeting on or about January 22, 2016.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of two directors, the non-binding stockholder advisory vote to approve our named executive officer compensation and the ratification of the selection of our independent auditors. In addition, our management will report generally on the fiscal year ended September 30, 2015 and respond to questions from stockholders.

What is the Notice of Internet Availability of Proxy Materials?

On or about January 22, 2016, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials and our 2015 annual report. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and submit your proxy via the internet or phone. If you would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials for requesting printed materials.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held March 8, 2016:

•	The proxy statement and annual report to stockholders are available at www.cabotcmp.com and www.proxyvote.com.

What are our voting recommendations?

Our board of directors recommends that you vote your shares “FOR” the election of each of the nominees named below under “ELECTION OF DIRECTORS”, “FOR” non-binding advisory approval of our named executive officer compensation and “FOR” the ratification of the selection of our independent auditors.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 15, 2016, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote, without cumulation, on each matter to be voted on.

What is the difference between holding shares as a record holder and as a beneficial owner?

Record Holder.    You are a record holder of our common stock if at the close of business on the record date your shares were registered directly in your name with Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, our stock transfer agent.

Beneficial Owner.    You are a beneficial owner if at the close of business on the record date your shares were held by a broker, bank, custodian, nominee or other record holder of our common stock and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see “What if I did not specify how my shares are to be voted?” for additional information.

What constitutes a quorum?

If a majority of the shares outstanding on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum at the meeting permitting the conduct of business at the meeting. As of the record date, we had approximately 24,272,899 shares of common stock outstanding and entitled to vote. Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present for purposes of determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present in determining whether we have a quorum.

How do I vote, and can I vote by telephone or through the internet?

You may vote in person at the annual meeting or you may vote by proxy. If your stock is registered in your own name, you may vote in person by attending the meeting, presenting a valid form of photo identification and delivering your completed proxy card in person. If your stock is not registered in your own name and you plan to attend the meeting and vote in person, you should contact your broker or agent in whose name your stock is registered to obtain a broker’s proxy and bring it to the meeting along with a valid form of photo identification. You may vote by proxy by signing, dating and mailing a proxy card. In addition, you may vote by telephone or through the internet by following the instructions below or those included in the Notice of Internet Availability of Proxy Materials.

To vote by telephone, if you are a record holder of our common stock, call toll free 1-800-690-6903 and follow the instructions provided by the recorded message. To vote by telephone if you are a beneficial owner of our common stock, call the toll free number listed in the Proxy Card or follow the instructions provided by your broker. For all holders of our common stock (whether record or beneficial), to vote through the internet, go to www.proxyvote.com and follow the steps on the secure website. You also may access the proxyvote website (www.proxyvote.com) or view our proxy materials by going to our website, www.cabotcmp.com, selecting “Investor Relations” on our Homepage, and then selecting “Annual Meeting/Proxy” from the drop down menu.

If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate.

What if I do not specify how my shares are to be voted?

Record Holder.    If you are a record holder of our common stock and you sign and return the proxy card without indicating your instructions, your shares will be voted “FOR”:

•	the election of the two nominees for director named below under “ELECTION OF DIRECTORS;”

•	the non-binding advisory approval of our named executive officer compensation; and

•	the ratification of the selection of our independent auditors.

Beneficial Owners.    If you are a beneficial owner and you do not provide the broker, bank, custodian, nominee or other record holder that holds your shares with voting instructions, such person will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, such person has the discretion to vote on routine matters such as the ratification of our independent auditors, but does not have discretion to vote on non-routine matters such as the election of directors and the non-binding stockholder advisory vote to approve our named executive officer compensation.

Can I revoke my proxy or change my vote after I return my proxy card or after I vote electronically via the internet or by telephone?

Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person. (Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.) To revoke a proxy previously submitted electronically through the internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked.

What vote is required to approve each matter that comes before the meeting?

Our bylaws provide that director nominees must receive the affirmative vote of a plurality of the votes cast at the meeting by stockholders entitled to vote thereon, meaning that the two nominees for director with the most votes will be elected. However, our Corporate Governance Guidelines, which are available through our website, www.cabotcmp.com, provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote for such election. In this situation, our nominating and corporate governance committee then shall consider the resignation offer and recommend to our board of directors whether to accept it. The board of directors then will act on the nominating and corporate governance committee’s recommendation within ninety (90) days following certification of the stockholder vote for such election. Thereafter, the board of directors will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable), in a press release to be disseminated in the manner that we typically distribute press releases.

The non-binding stockholder advisory vote to approve our named executive officer compensation requires the affirmative vote of a majority of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon. If the named executive officer compensation is not approved, then our compensation committee and our board of directors will meet following the annual meeting to consider the results of such non-binding stockholder advisory vote.

The ratification of the selection of our independent auditors requires the affirmative vote of a majority of the votes cast at the meeting in person or by proxy by stockholders entitled to vote thereon. If our independent auditors are not ratified, then our audit committee and our board of directors will meet following the annual meeting to the consider the results of such non-binding ratification vote.

Abstentions and broker non-votes will not be counted for purposes of determining whether an item has received the requisite number of votes for approval.

What happens if additional proposals are presented at the meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If you vote by proxy, your proxy grants the persons named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Who will bear the costs of soliciting votes for the meeting?

Certain directors, officers and employees, who will not receive any additional compensation for such activities, may solicit proxies by personal interview, mail, telephone or electronic communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. In addition to the mailing of these proxy materials, we have hired the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at an estimated cost of approximately $9,000. We shall bear all costs of solicitation.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 15, 2016 (except as indicated below) by:

•	all persons known by us to own beneficially 5% or more of our outstanding common stock;

•	each of our directors;

•	each of the named executive officers in the Compensation Discussion and Analysis Section and the Summary Compensation Table included in this Proxy Statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

Stock Ownership Table

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS:
1. BlackRock, Inc. 55 East 52nd Street New York, New York 10022	2,220,752	(2)	9.1%
2. Shapiro Capital Management 3060 Peachtree Road NW, Suite 1555 Atlanta, Georgia 30305	1,816,054	(3)	7.5%
3. The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, Pennsylvania 19482	1,732,928	(4)	7.1%
4. Earnest Partners, LLC 1180 Peachtree Road, Suite 2300 N.E. Atlanta, Georgia 30309	1,581,228	(5)	6.5%
5. Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	1,462,135	(6)	6.0%
6. Riverbridge Partners LLC 80 South 8th Street, #1200 Minneapolis, Minnesota 55402	1,405,097	(7)	5.8%
7. Price (T.Rowe) Associates, Inc. P.O. Box 89000 Baltimore, Maryland 21289	1,240,326	(8)	5.1%

DIRECTORS AND EXECUTIVE OFFICERS:
David H. Li	112,903	(9)	*
William P. Noglows	502,820	(9)(10)	2.1%
Robert J. Birgeneau	60,985	(9)	*
H. Laurance Fuller	141,381	(9)	*
Richard S. Hill	18,375	(9)	*
Barbara A. Klein	89,773	(9)	*

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
Edward J. Mooney	98,082	(9)(11)	*
Susan M. Whitney	6,375	(9)	*
Geoffrey Wild	6,375	(9)	*
Steven V. Wilkinson	124,200	(9)	*
Bailing Xia	74,211	(9)	*
William S. Johnson	233,847	(9)	1.0%
Ananth Naman	59,516	(9)	*
Daniel J. Pike	103,084	(9)	*
H. Carol Bernstein	157,282	(9)	*
All directors and executive officers as a group (20 persons)	1,991,605	(12)	8.2%

*	= less than 1%
(1)	“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days of January 15, 2016 are deemed outstanding for computing the ownership percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages are based upon 24,272,899 shares of our common stock outstanding as of January 15, 2016.

(2)	BlackRock, Inc. is the parent holding company of certain institutional investment managers. BlackRock, Inc. does not exercise, and disclaims, investment discretion with respect to securities positions over which its investment operating subsidiaries exercise such discretion. Although BlackRock, Inc. only reports 14,877 shares as beneficially owned, because of BlackRock, Inc.’s ownership interest in certain investment operating subsidiaries, it could be deemed to beneficially own an aggregate of 2,220,752 shares. Of such shares, BlackRock, Inc. and the investment operating subsidiaries of BlackRock, Inc., if taken together, exercise (a) sole power to vote 2,164,781 shares, (b) shared power to vote 0 shares, (c) no power to vote 55,971 shares, (d) sole investment power over 2,220,752 shares, and (e) shared investment power over 0 shares. This information has been aggregated based on information reported in the Form 13F Holdings Reports filed on November 13, 2015 by: (i) BlackRock, Inc. (14,877 shares); (ii) BlackRock Advisors, LLC (15,516 shares); (iii) BlackRock Fund Advisors (1,454,309 shares); (iv) BlackRock Investment Management, LLC (94,096 shares); (v) BlackRock Group Ltd. (42,580 shares); and (vi) BlackRock Institutional Trust Company, N.A. (599,374 shares).

(3)	Of the shares reported as beneficially owned, Shapiro Capital Management LLC exercises (a) sole power to vote 1,582,946 shares, (b) shared power to vote 233,108 shares, (c) no power to vote 0 shares, (d) sole investment power over 1,816,054 shares, and (e) shared investment power over 0 shares. The total number of shares reported as beneficially owned is 1,816,054. This information is based on information reported in the Form 13F Holdings Report filed by Shapiro Capital Management LLC on October 22, 2015.

(4)	Of the shares reported as beneficially owned, The Vanguard Group, Inc. exercises (a) sole power to vote 51,059 shares, (b) shared power to vote 2,200 shares, (c) no power to vote 1,679,669 shares, (d) sole investment power over 1,681,769 shares, and (e) shared investment power over 51,159 shares. The total number of shares reported as beneficially owned is 1,732,928. The number of shares indicated is based on information reported in the Form 13F Holdings Report filed by The Vanguard Group, Inc. on November 12, 2015.

(5)	Of the shares reported as beneficially owned, Earnest Partners, LLC exercises (a) sole power to vote 495,342 shares, (b) shared power to vote 226,047 shares, (c) no power to vote 859,839 shares, (d) sole investment power over 1,581,228 shares, and (e) shared investment power over 0 shares. The total number of shares reported as beneficially owned is 1,581,228. The number of shares indicated is based on information reported in the Form 13F Holdings Report filed by Earnest Partners, LLC on November 16, 2015.

(6)	Of the shares reported as beneficially owned, Royce & Associates, LLC exercises (a) sole power to vote 1,462,135 shares, (b) shared power to vote 0 shares, (c) no power to vote 0 shares, (d) sole investment power over 1,462,135 shares, and (e) shared investment power over 0 shares. The total number of shares reported as beneficially owned is 1,462,135. Various accounts managed by Royce & Associates, LLC have the right to receive or power to direct the receipt of dividends from, or the proceeds of the sale of the shares. The number of shares indicated is based on information reported in the Form 13F Holdings Report filed by Royce & Associates, LLC on November 12, 2015.

(7)	Of the shares reported as beneficially owned, Riverbridge Partners LLC exercises (a) sole power to vote 1,090,529 shares, (b) shared power to vote 0 shares, (c) no power to vote 314,568 shares, (d) sole investment power over 1,405,097 shares, and (e) shared investment power over 0 shares. The total number of shares reported as beneficially owned is 1,405,097. This information is based on information reported in the Form 13F Holdings Report filed by Riverbridge Partners LLC on October 23, 2015.

(8)	Of the shares reported as beneficially owned, Price (T.Rowe) Associates, Inc. exercises (a) sole power to vote 496,180 shares, (b) shared power to vote 0 shares, (c) no power to vote 744,146 shares, (d) sole investment power over 1,240,326 shares, and (e) shared investment power over 0 shares. The total number of shares reported as beneficially owned is 1,240,326. This information is based on information reported in the Form 13F Holdings Report filed by Price (T.Rowe) Associates, Inc. on November 13, 2015.

(9)	Includes shares of our common stock that such person has the right to acquire pursuant to stock options granted pursuant to the Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan, As Amended and Restated September 23, 2008 (“2000 Equity Incentive Plan”), and pursuant to the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (“2012 Omnibus Incentive Plan”), exercisable within 60 days of January 15, 2016, as follows:

Name	Upon Exercise Shares Issuable

Mr. Li	53,867

Mr. Noglows	358,295

Mr. Birgeneau	41,408

Mr. Fuller	67,520

Mr. Hill	7,875

Ms. Klein	69,696

Mr. Mooney	58,816

Ms. Whitney	1,875

Mr. Wild	1,875

Mr. Wilkinson	67,520

Mr. Xia	58,816

Mr. Johnson	134,621

Dr. Naman	38,308

Mr. Pike	32,086

Ms. Bernstein	105,813

Also includes restricted shares of common stock awarded to such executive officer pursuant to the 2012 Omnibus Incentive Plan on December 3, 2012, December 3, 2013 and December 3, 2014, and restricted stock units awarded to such executive officer pursuant to the 2012 Omnibus Incentive Plan on December 3, 2015, respectively, that are still subject to restrictions as of January 15, 2016, as set forth in the table below.

On December 3, 2012, December 3, 2013 and December 3, 2014, as part of our annual equity incentive award program, we awarded restricted shares to our executive officers with restrictions that lapse in equal increments upon each anniversary over four years, except that pursuant to his Executive Chairman employment letter, all unvested restricted stock held by Mr. Noglows vested in full at the end of his employment term on December 31, 2015. On December 3, 2015, as part of our annual equity incentive award program, we awarded restricted stock units to our executive officers with restrictions that lapse in equal increments upon each anniversary over four years. On January 2, 2015, as part of Mr. Li’s appointment as our President and Chief Executive Officer, we awarded 14,700 restricted shares to Mr. Li with restrictions that lapse in equal increments upon each anniversary of the award over four years. On January 2, 2015, related to the leadership transition, we awarded 22,222 restricted shares to Mr. Johnson with restrictions that lapse in equal increments upon each anniversary of the award over four years. The outstanding restricted stock awards are eligible to receive dividends and have voting rights. The outstanding restricted stock unit awards have the same economic value as shares of common stock, are eligible to receive dividend equivalents and may not be voted, sold or transferred, other than to immediate family members as provided in the plan.

	Equity Incentive Program Restricted Shares and Restricted Stock Units
Name	12/03/12	12/03/13	12/03/14	1/02/15	12/03/15

Mr. Li	1,500	2,950	3,900	11,025	22,000

Mr. Noglows	—	—	—	—	—

Mr. Johnson	2,450	4,250	5,325	16,667	8,400

Dr. Naman	1,625	3,300	4,575	—	6,000

Mr. Pike	1,625	2,950	3,600	—	6,000

Ms. Bernstein	1,725	3,000	3,600	—	6,300

Also includes both restricted shares of common stock that such executive officer has purchased at fair market value as “deposit shares” and for which the executive officer has been awarded a matching grant of “award shares” pursuant to our Executive Officer Deposit Share Program, that are still subject to restrictions (with respect to “award shares”) or conditions (with respect to “deposit shares”) as of January 15, 2016 as set forth in the table below. Under this program, our executive officers are entitled to voluntarily use all or a portion of their after-tax annual cash bonus compensation to purchase at fair market value shares of restricted stock awarded under the 2012 Omnibus Incentive Plan. These shares are retained on deposit with us until the third anniversary of the date of deposit (“deposit shares”), and our company matches the deposit with a restricted stock award equal to 50% of the shares deposited by the participant (“award shares”). If the participant is employed by our company on the third anniversary of the deposit date and the deposit shares have remained on deposit with us through such date, the restrictions on the award shares will lapse. Such executive officer has dividend and voting rights with respect to the restricted shares.

Name	Deposit Share Program Restricted Shares
Mr. Li	1,738
Mr. Noglows	—
Mr. Johnson	868
Dr. Naman	—
Mr. Pike	2,382
Ms. Bernstein	—

Also includes restricted stock units awarded to such non-employee director pursuant to the 2012 Omnibus Incentive Plan that are still subject to restrictions as of January 15, 2016, as set forth in the table below. For annual equity awards to non-employee directors, restricted stock units are currently awarded with restrictions that lapse in full upon the first anniversary of the award. Initial equity awards of restricted stock units to non-employee directors are currently made with restrictions that lapse in equal annual increments beginning on the date of the award. Outstanding restricted stock unit awards have the same economic value as shares of common stock, are eligible to receive dividend equivalents and may not be voted, sold or transferred, other than to immediate family members as provided in the plan.

Name	Non-Employee Director Restricted Stock Units
Mr. Birgeneau	2,000
Mr. Fuller	2,000
Mr. Hill	2,000
Ms. Klein	2,000
Mr. Mooney	2,000
Ms. Whitney	3,875
Mr. Wild	3,875
Mr. Wilkinson	2,000
Mr. Xia	2,000

Also includes phantom shares of our common stock that such non-employee director has the right to acquire pursuant to the Directors’ Deferred Compensation Plan as of January 15, 2016, as follows:

Name	Phantom Shares
Mr. Birgeneau*	—
Mr. Fuller	38,073
Mr. Hill*	—
Ms. Klein*	—
Mr. Mooney**	9,807
Ms. Whitney	—
Mr. Wild*	—
Mr. Wilkinson**	16,641
Mr. Xia*	—

*	Messrs. Birgeneau, Hill, Wild and Xia, and Ms. Klein and Ms. Whitney are not participants in the Directors’ Deferred Compensation Plan.

**	Mr. Wilkinson, as of January 1, 2008, and Mr. Mooney, as of January 1, 2009, elected to cease deferral of their compensation pursuant to the Directors’ Deferred Compensation Plan.

(10)	Includes 58,949 shares of our common stock held in trust for the benefit of Mr. Noglows’ spouse, over which Mr. Noglows has no voting or investment power or ownership control.

(11)	Includes 300 shares of our common stock beneficially owned by a grandchild of Mr. Mooney, over which Mr. Mooney has no voting or investment power or ownership control.

(12)	Includes all individuals who were directors and executive officers as of January 15, 2016, and does not include individuals who ceased to be executive officers prior to such date, except for Mr. Noglows, who is a director. Includes 1,218,880 shares of our common stock that our directors and executive officers have the right to acquire pursuant to stock options exercisable within 60 days of January 15, 2016, 171,388 restricted shares of our common stock or restricted stock units held by our executive officers still subject to restrictions as of January 15, 2016 (which include shares subject to restrictions or conditions pursuant to our Deposit Share Program), and 64,521 phantom shares of our common stock that our non-employee directors have the right to acquire pursuant to the Directors’ Deferred Compensation Plan as of January 15, 2016. Does not include 2,285 restricted covered appreciation rights and 833 restricted covered units to which a non-U.S. executive officer who is not a named executive officer has the right to receive a cash payment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our common stock. Based solely on our review of the reports furnished to us, we believe that all of our directors and executive officers have complied with all Section  16(a) filing requirements for fiscal year 2015.

ELECTION OF DIRECTORS

Our board of directors is currently comprised of eleven directors. The board of directors is divided into three classes: Class I, whose terms will expire at the upcoming annual meeting of stockholders; Class II, whose terms will expire at the annual meeting of stockholders to be held in 2017; and Class III, whose terms will expire at the annual meeting of stockholders to be held in 2018. Messrs. Fuller, Hill and Mooney and Ms. Whitney are currently in Class I, Messrs. Birgeneau, Wild, Wilkinson and Xia are currently in Class II, and Messrs. Li and Noglows and Ms. Klein are currently in Class III. Messrs. Fuller and Mooney have decided not to stand for re-election when their terms expire at the upcoming annual meeting of stockholders, and therefore each will cease to be a member of the board of directors as of such time. At such time, the board of directors will be comprised of nine directors, with two directors in Class I. We thank Messrs. Fuller and Mooney for their many years of distinguished service to our company and wish them well.

Our board of directors regularly reviews its own composition, and considers and plans for an orderly transition and refreshment process, including with respect to planning for potential retirements and with respect to identifying potential candidates for service as new directors. As part of this process, over the past year, the board of directors has added two new independent directors, Ms. Whitney and Mr. Wild, whom the board of directors believes have the relevant experience and expertise to complement that of our other directors and to further contribute to the board’s ongoing guidance of our company, and has prepared for the retirement of three long-serving directors, one of whom (Mr. John P. Frazee, Jr.) concluded his service at our 2015 annual meeting and, as noted, the other two of whom (Messrs. Fuller and Mooney) will conclude theirs at the upcoming annual meeting. Our board of directors expects to continue this transition and refreshment process.

At each annual meeting of stockholders, directors for the class of which term expires at the annual meeting will be elected to serve from the time of election and qualification until the third annual meeting following election. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors, and that the board of directors may increase or decrease the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our certificate of incorporation also provides that our board of directors may fill any vacancy created by the resignation of a director or the increase in the size of our board of directors.

The board of directors has nominated and urges you to vote “FOR” the election of the two nominees named below for terms of office ending in 2019.

In the event a nominee is not available to serve for any reason when the election occurs, it is intended that the proxies will be voted for the election of the other nominee and may be voted for any substitute nominee. Our board of directors has no reason to believe that either of the nominees will not be a candidate or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for a greater number of persons than the number of nominees named.

Our board of directors recommends that you vote “FOR” the election to the board of each of the nominees named below.

Nominees for Director for terms that expire in 2019:

Richard S. Hill, 64, was elected a director of our company in June 2012. Mr. Hill retired as the Chairman and Chief Executive Officer of Novellus Systems, Inc. in June 2012 after serving in these positions since 1996, and since 1993 as CEO upon his joining Novellus. Prior to leading Novellus, Mr. Hill held various senior leadership and management positions with Tektronix, Inc., General Electric, Inc., Motorola, Inc., and Hughes Aircraft, Inc. Mr. Hill also serves as a director of Arrow Electronics, Inc., and Tessera Technologies, Inc. He received a B.S. in bioengineering from the University of Illinois and a M.B.A. from Syracuse University. Based upon Mr. Hill’s management and director experience and his technical background discussed above, the board has concluded Mr. Hill should serve as a director of our company.

Susan M. Whitney, 65, was elected a director of our company in April 2015. Ms. Whitney, a 35-year veteran of the IBM Corporation, retired as the General Manager of IBM System X in 2007 after leading the IBM Server Group, and directing IBM’s global x86-based server division. Prior to that, she served in numerous executive leadership roles, including marketing and sales responsibilities for the IBM Asia Pacific and IBM Midwest organizations. Ms. Whitney also serves as a director of the College of Mt. St. Vincent, and served as a director of LSI Logic Corporation prior to its acquisition by Avago Technologies, Ltd. in 2014. She received her B.A. in mathematics and economics from the College of Mt. St. Vincent. Based upon Ms. Whitney’s management and director experience and her background in technology companies discussed above, the board has concluded Ms. Whitney should serve as a director of our company.

Directors whose terms continue until 2017:

Robert J. Birgeneau, 73, was elected a director of our company in March 2005. In June, 2013, he concluded his service as the Chancellor of the University of California, Berkeley, a position he had held since September 2004. He holds a faculty appointment in the departments of physics and materials science and engineering there. From July 2000 until assuming his position at Berkeley, Mr. Birgeneau served as the President of the University of Toronto. Prior to that, Mr. Birgeneau was the Dean of the School of Science at the Massachusetts Institute of Technology, and previously had been the chair of its physics department. Mr. Birgeneau received his B.S. in mathematics from the University of Toronto and his Ph.D. in physics from Yale University. Based upon Mr. Birgeneau’s management experience and his science and technology background discussed above, the board has concluded Mr. Birgeneau should serve as a director of our company.

Geoffrey Wild, 59, was elected a director of our company in September 2015. Mr. Wild served as the Chief Executive Officer of AZ Electronic Materials from January 2010 until April 2015. Prior to that, he was President and Chief Executive Officer of Cascade Microtech, Inc. Previously, he served as Chief Executive Officer of Nikon Precision, Inc. Mr. Wild also serves as a director of Materion Corporation and served as a director of Axcelis Technologies, Inc. from 2006 to 2011. He received his B.S. in chemistry from the University of Bath, UK. Based upon Mr. Wild’s management and director experience and his technical background discussed above, the board has concluded Mr. Wild should serve as a director of our company.

Steven V. Wilkinson, 74, was elected a director of our company in April 2000. He is also a director of Entergy Corporation. Mr. Wilkinson has been retired since 1998. Prior to retirement, he was a partner of Arthur Andersen LLP. During his tenure with Arthur Andersen LLP, Mr. Wilkinson served clients across many industries, including chemical, electric and gas distribution, telecommunications, steel and transportation. He is a certified public accountant. Mr. Wilkinson received his B.A. in economics from DePauw University and his M.B.A. from the University of Chicago. Based upon Mr. Wilkinson’s management experience and his accounting and finance background discussed above, the board has concluded Mr. Wilkinson should continue to serve as a director of our company.

Bailing Xia, 60, was elected a director of our company in September 2007. He is the Chairman of Summer Leaf, Inc., a privately-held company, headquartered in Toronto, Canada, and has served in that role since 1996. He previously served as the Chief Representative in North America for China Central Television (CCTV) for education, science, technology, culture and health programs since 1994. In April 2007, Mr. Xia was appointed a Member of the Planning Committee of the China Development Bank. In February, 2010, Mr. Xia was appointed a Senior Advisor of China Certification & Inspection Group (CCIC). He also served as a director of Lingo Media International, Inc. Mr. Xia holds a degree in economics from Anhui University, and also graduated from the Sino-American Scientific Technology, Industry and Business Administration Program. Based upon Mr. Xia’s management experience and his Asia-centric cross-border business experience, the board has concluded Mr. Xia should serve as a director of our company.

Directors whose terms continue until 2018:

Barbara A. Klein, 61, was elected a director of our company in April 2008. Ms. Klein also is a director of Ingredion, Inc. She retired in May 2008 as the Senior Vice President and Chief Financial Officer of CDW Corporation. Prior to that, Ms. Klein held a variety of senior finance positions including Vice President and Chief Financial Officer of Dean Foods Company, Vice President and Corporate Controller of Ameritech Corporation, and Vice President and Corporate Controller of Pillsbury Co. She is a certified public accountant. Ms. Klein received a B.S. in accounting and finance from Marquette University, and an M.B.A. from Loyola University. Based upon Ms. Klein’s management and director experience and her accounting and finance background discussed above, the board has concluded Ms. Klein should serve as a director of our company.

David H. Li, 43, was elected a director of our company in January 2015. Mr. Li has served as our President and Chief Executive Officer since January 2015. From June, 2008 through December 2014, Mr. Li served as our Vice President of the Asia Pacific Region. Prior to that role, Mr. Li served in various leadership roles, including as our Managing Director of China and Korea, and our Global Business Director for Tungsten and Advanced Dielectrics. Prior to that, he held a variety of leadership positions in operations, sourcing and investor relations since joining us in 1998. Mr. Li received a B.S. in chemical engineering from Purdue University and an M.B.A. from Northwestern University. Based upon Mr. Li’s management experience, his knowledge of our company, its operations and customers, his knowledge of the chemical and semiconductor industries, and his Asia-focused, cross-border business experience, the board has concluded Mr. Li should serve as a director of our company.

William P. Noglows, 57, has served as our Chairman since 2003 and our President and Chief Executive Officer from November 2003 through December 2014. Mr. Noglows also is a director of Aspen Aerogels, Inc. and Littlefuse, Inc. From 1984 through 2003, he served in various management positions at Cabot Corporation, culminating in serving as an executive vice president and general manager. While there, he was one of the primary founders of our company and was responsible for identifying and encouraging the development of the CMP application, which is the core of our business. Mr. Noglows had previously served as a director of our company from December 1999 until April 2002. Mr. Noglows received his B.S. in chemical engineering from the Georgia Institute of Technology. Based upon Mr. Noglows’ management experience, his knowledge of our company and its operations, and his knowledge of the chemical and semiconductor industries, the board has concluded Mr.  Noglows should serve as a director of our company.

BOARD STRUCTURE AND COMPENSATION

Board of Directors and Board Committees

Our board of directors has a standing audit committee, a standing compensation committee and a standing nominating and corporate governance committee to assist the board of directors in the discharge of its responsibilities. Our board of directors has adopted the Cabot Microelectronics Corporation Corporate Governance Guidelines, which are available on our website, www.cabotcmp.com, along with other corporate governance materials, such as board of directors committee charters and our Code of Business Conduct. Pursuant to the Corporate Governance Guidelines, committee charters and other corporate governance materials and practices, our board of directors and audit committee periodically review and provide oversight of the management of various risk factors that are relevant to our company. Our board of directors also reviews annually the functioning of the board. During fiscal year 2015, our board of directors held 14 meetings and took action by written consent four times. Each of our directors attended at least 75% of all the meetings of the board and those committees on which he or she served during fiscal year 2015, and all attended our annual meeting of stockholders in fiscal year 2015. Since the end of fiscal year 2015, the board of directors has met three times and has not taken action by written consent. Stockholders and third parties may communicate with our board of directors through the Chairman of the Board, c/o the Secretary of our company at our offices at 870 North Commons Drive, Aurora, Illinois 60504.

Independent Directors and Leadership Structure.    The board of directors has determined that seven of our nine directors (Messrs. Fuller and Mooney will cease to be members of the board of directors following the upcoming annual meeting of stockholders and the size of the board will be reduced accordingly to nine directors), including Messrs. Birgeneau, Hill, Wild, Wilkinson, and Xia, and Ms. Klein and Whitney, are “independent” directors as defined in Rule 4200 of the National Association of Securities Dealers Automated Quotation (“NASDAQ”) Marketplace Rules and as defined in applicable rules by the SEC. In making its determinations of independence, in addition to consideration of the relevant SEC and NASDAQ rules (according to which the definition of “independent director” is set forth in our Corporate Governance Guidelines), the board of directors considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our company’s customers, suppliers or advisors. Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present. As provided in our Corporate Governance Guidelines, the Chairman of the nominating and governance committee, Mr. Hill, serves as chairman of the meetings of the independent directors in executive session and performs other responsibilities of a lead director such as working with the Chairman of the board of directors to plan and set the agenda for meetings of the board of directors. Mr. Noglows is the Chairman of the board of directors and prior to January 1, 2015, also was the President and Chief Executive Officer of our company. The board of directors believed that this leadership structure was appropriate at the time for our company given the size and scope of our business, the experience and active involvement of our independent directors, and our corporate governance practices, which include regular communication with and interaction between and among Mr. Noglows and the independent directors. The board believed that this approach served to provide for the board’s role in corporate governance and guiding corporate policy in an efficient manner. Effective January 1, 2015, Mr. Li became our President and Chief Executive Officer, and Mr. Noglows has continued as Chairman of the Board. Thus, from and after January 1, 2015, our company has a separate Chairman of the Board of directors (Mr. Noglows) and a separate President and Chief Executive Officer (Mr. Li), an approach that our board believes has provided a smooth leadership transition for our company. Stockholders and third parties may communicate with our independent directors through the Chairman of the nominating and corporate governance committee, c/o the Secretary of our company at our offices at 870 North Commons Drive, Aurora, Illinois 60504. During fiscal year 2015, our independent directors met in executive session eleven times. Since fiscal year end, our independent directors have met in executive session twice.

Audit Committee.    The functions of the audit committee include selecting, appointing, retaining, compensating and overseeing our independent auditors, deciding upon and approving in advance the scope of audit and non-audit assignments and related fees, reviewing accounting principles we use in financial reporting, and reviewing the adequacy of our internal control procedures, including the internal audit function. The members of the audit committee are currently Messrs. Hill and Wilkinson and Ms. Klein (Chair) and Whitney. Each of these audit committee members during fiscal year 2015 and currently:

•	is an “independent” director as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules;

•	meets the criteria for independence as required by applicable rules adopted by the SEC;

•	has not participated in the preparation of our financial statements or the financial statements of any of our current subsidiaries at any time during the past three years; and

•	is able to read and understand fundamental financial statements.

Our board of directors has determined that the audit committee has at least one member who qualifies as an Audit Committee Financial Expert, as defined by relevant SEC rules, and has designated Ms. Klein, the Chair of the audit committee, as such Audit Committee Financial Expert. As previously stated, Ms. Klein is an independent director. The audit committee operates under a written charter, a current copy of which is attached to this proxy statement as Appendix A and is available on our website, www.cabotcmp.com. The audit committee reviews and reassesses the adequacy of the audit committee charter on an annual basis. The audit committee has established procedures for the receipt, retention, and treatment of complaints received regarding accounting, internal accounting controls or auditing matters, as well as for the pre-approval of services provided by our independent auditors, both of which are also available on our website, www.cabotcmp.com. A current copy of the procedures for the pre-approval of services provided by our independent auditors is attached to this proxy statement as Appendix B. As set forth in the audit committee charter, the audit committee is also responsible for the review and approval of any related party transaction in advance of the company entering into any such transaction; since April 2002, we have not been engaged in any related party transactions and none have been proposed to the audit committee for consideration. The audit committee met eight times during fiscal year 2015 and did not take action by written consent, and has met twice since fiscal year end with respect to the audit of our fiscal year 2015 financial statements and related matters and has not taken action by written consent. In fulfillment of the audit committee’s responsibilities for fiscal year 2015, Ms. Klein, the audit committee Chair, reviewed our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (as did the other members of the committee and board of directors), and our Quarterly Reports on Form 10-Q before we filed them, and Ms. Klein and other members of the audit committee also reviewed quarterly earnings announcements and related matters before we released them.

Compensation Committee.    The functions of the compensation committee include reviewing and approving the compensation and benefits for our employees, evaluating and deciding upon the compensation of our chief executive officer, evaluating and deciding upon the compensation of our other executive officers, which is done following consultation with our chief executive officer, monitoring the administration of our employee benefit plans, authorizing and ratifying stock option grants, restricted stock and restricted stock unit awards, other equity awards and other incentive arrangements, and authorizing employment and related agreements. Our chief executive officer is neither present for voting or deliberation on, nor votes upon decisions relating to, his compensation. In addition, our chief executive officer does not vote upon decisions related to the compensation of our other executive officers. Also, our vice president of human resources and her staff support the compensation committee in its work by providing input and recommendations on the overall mix and forms of executive compensation as directed by the compensation committee. Our vice president of human resources and human resources staff do not make decisions regarding the amount of compensation for our named executive officers or other executive officers.

The compensation committee has engaged the services of a compensation consultant, W.T. Haigh & Company, Inc. (“W.T. Haigh”), which reports directly to the committee. The consultant has been engaged to advise the compensation committee on executive compensation and equity incentive matters and trends and to perform benchmark comparison analysis of compensation practices of peer companies. From time to time, and as part of the compensation committee’s ongoing and annual reviews of executive officer compensation matters, the consultant recommends specific ranges of compensation for our executive officers, including our named executive officers, based on information provided by the committee regarding different performance scenarios and desired market placement. The consultant also advises the nominating and corporate governance committee on non-employee director compensation matters. The consultant provides no other services to our company. The compensation committee also has reviewed the independence of the consultant in light of SEC rules and NASDAQ listing standards regarding compensation consultants and has concluded that the consultant’s work for the committee and for the nominating and corporate governance committee is independent and does not raise any conflict of interest.

The members of the compensation committee are currently Messrs. Birgeneau, Fuller (Chairman), Mooney, Wild and Xia and Ms. Whitney, each of whom was during fiscal year 2015 and is now an “independent” director as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and as defined in applicable rules adopted by the SEC. Messrs. Fuller and Mooney will cease to be members when each ceases to be a director as of the upcoming annual meeting. Following the upcoming annual meeting of stockholders, and pursuant to our usual practices by which the board of directors annually appoints and confirms committee membership and chairs of each committee, our board of directors will appoint another independent director to replace Mr. Fuller as the Chairman of the compensation committee. Further, the members of the compensation committee each satisfy the enhanced eligibility requirements applicable to compensation committee members of listed companies set forth in NASDAQ listing standards. The compensation committee operates under a written charter that addresses compensation matters, a current copy of which is available on our website, www.cabotcmp.com. The compensation committee reviews and reassesses the adequacy of the compensation committee charter (including under NASDAQ listing standards) on an annual basis. The compensation committee met six times during fiscal year 2015 and took action by written consent twice, and has met three times since the fiscal year end with respect to 2015 annual bonuses, salary increases, stock option grants and restricted stock unit awards, and other matters, and has not taken action by written consent.

Nominating and Corporate Governance Committee.    The functions of the nominating and corporate governance committee include reviewing and recommending a slate of nominees for the election of directors, recommending changes in the number, classification and term of directors, reviewing nominations by stockholders with regard to the nomination process, reviewing and recommending compensation and other matters for our non-employee directors, and attending to general corporate governance matters. The members of the nominating and corporate governance committee are currently Messrs. Hill (Chairman), Fuller, Wild and Wilkinson and Ms. Klein, each of whom was during fiscal year 2015 and is now an “independent” director as defined in Rule 4200(a)(15) of the NASDAQ Marketplace Rules and as defined in applicable rules adopted by the SEC. Mr. Fuller will cease to be a member when he ceases to be a director as of the upcoming annual meeting. The nominating and corporate governance committee operates under a formal charter that addresses the nominations process and such related matters as may be required under the federal securities laws and NASDAQ listing requirements, a current copy of which is available on our website, www.cabotcmp.com. The nominating and corporate governance committee reviews and reassesses the adequacy of the nominating and corporate governance charter on an annual basis. The nominating and corporate governance committee met four times during fiscal year 2015, took action by written consent once, and has met once since fiscal year end and has not taken action by written consent. The nominating and corporate governance committee acted unanimously to recommend the nomination of the Class I director nominees to the board of directors, subject to stockholder approval, as discussed in “ELECTION OF DIRECTORS,” above.

Criteria for Nominating Directors

The nominating and corporate governance committee considers candidates to fill new directorships created by expansion and vacancies that may occur and makes recommendations to the board of directors with respect to such candidates. The nominating and corporate governance committee considers suggestions from many sources regarding possible candidates for director and will consider nominees recommended by stockholders. Any such stockholder nominations, together with appropriate biographical information, should be submitted to the Chairman of the nominating and corporate governance committee, c/o the Secretary of our company at our offices at 870 North Commons Drive, Aurora, Illinois 60504. To be included in the proxy statement, such nomination must be received by the Secretary of our company not later than the 120th day prior to the first anniversary of the date of the preceding year’s proxy statement.

In fiscal year 2015, we did not pay a fee to any third party to identify or evaluate potential director nominees; however, in the future we may pay a fee to a third party to identify or evaluate potential director nominees if the need arises, given the important role our directors play in guiding our strategic direction and overseeing the management of our company.

Board candidates are selected based upon various criteria including their character and reputation, relevant business experience and acumen, and relevant educational background. Some of the factors that are considered in evaluating candidates for the board of directors include experience in areas such as technology, manufacturing, marketing, finance, strategy, international business, and academia, as well as geographic, cultural, experiential and other forms of diversity. The nominating and corporate governance committee and board of directors review these factors, including diversity, in considering candidates for board membership. Board members are expected to prepare for, attend and participate in all board of directors and applicable committee meetings, and our annual meetings of stockholders. The nominating and corporate governance committee considers a director’s past attendance record, participation and contribution to the board of directors in considering whether to recommend the reelection of such director.

Compensation of Directors

The following table shows information concerning the compensation that the company’s non-employee directors earned during the last completed fiscal year ended September 30, 2015. A director who is also our employee receives no additional compensation for his or her services as a director. Because he was an employee of our company prior to January 1, 2016, Mr. Noglows did not participate in the non-employee director compensation program, and his compensation for fiscal year 2015 is not included in the following table, but is instead described in “Compensation Discussion and Analysis and “Executive Compensation” below. Mr. Noglows began participating in the non-employee director compensation program on January 1, 2016.

2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Options Awards ($)[2]	All Other Compensation ($)	Total ($)
Robert J. Birgeneau	70,000	103,140	114,824	1,932	289,896
John P. Frazee, Jr.[3]	41,170	—	—	—	41,170
H. Laurance Fuller	95,000	103,140	114,824	—	312,964
Richard S. Hill	91,166	103,140	114,824	—	309,130
Barbara A. Klein	107,500	103,140	114,824	7,733	333,197
Edward J. Mooney	70,000	103,140	114,824	6,305	294,269
Susan M. Whitney[4]	41,250	225,855	246,816	—	513,921
Geoffrey Wild[5]	6,521	188,460	208,522	—	403,503
Steven V. Wilkinson	86,875	103,140	114,824	1,497	306,336
Bailing Xia	70,000	103,140	114,824	1,027	288,991

[1]

Includes an annual retainer fee and committee fee, earned quarterly, and, as applicable, committee chairperson annual retainer fees, earned annually, each as discussed in more detail below. Dollar amounts are comprised as follows:

Name	Annual Retainer Fee	Committee Membership Fees	Committee Chair Fee
Mr. Birgeneau	$60,000	$10,000
Mr. Frazee*	$25,335	$9,501	$6,334
Mr. Fuller**	$60,000	$20,000	$15,000
Mr. Hill***	$60,000	$22,500	$8,666
Ms. Klein****	$60,000	$22,500	$25,000
Mr. Mooney	$60,000	$10,000
Ms. Whitney	$30,000	$11,250
Mr. Wild	$4,891	$1,630
Mr. Wilkinson	$60,000	$22,500	$4,375
Mr. Xia	$60,000	$10,000

*	Nominating and corporate governance committee chairman until his retirement from the board of directors as of the 2015 annual meeting of stockholders in March 2015

**	Compensation committee chairman

***	Nominating and corporate governance committee chairman as of the 2015 annual meeting of stockholders in March 2015

****	Audit committee chair

[2]

The amounts in the column headed “Stock Awards” represent the aggregate award date fair value of awards made in fiscal year 2015 computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“ASC 718”). For these restricted stock unit awards, the fair value is equal to the underlying value of the stock and is calculated using the closing price of our common stock on the award date. The actual value realized by a non-employee director related to restricted stock unit awards will depend on the market value of our common stock on the date the underlying stock is sold following vesting of the awards.

The amounts in the column headed “Option Awards” represent the aggregate grant date fair value of grants in fiscal year 2015 computed in accordance with ASC 718 (see Note 12 of Notes to Consolidated Financial Statements included in Item 8 of Part II of our Annual Report on Form 10-K for fiscal year 2015 for a description of the assumptions used in that computation). The actual value realized by a non-employee director related to option awards will depend on the difference between the market value of our common stock on the date the option is exercised and the exercise price of the option.

The award date fair market value computed in accordance with ASC 718, excluding the impact of estimated forfeitures for service-based vesting conditions, of each “Stock Award” awarded to our non-employee directors during fiscal year 2015 is as follows:

Name	Award Date	Number of Restricted Stock Units	Award Date Fair Value ($)
Mr. Birgeneau	3/3/15	2,000	103,140
Mr. Frazee	—	—	—
Mr. Fuller	3/3/15	2,000	103,140
Mr. Hill	3/3/15	2,000	103,140
Ms. Klein	3/3/15	2,000	103,140
Mr. Mooney	3/3/15	2,000	103,140
Ms. Whitney	4/1/15	4,500	225,855
Mr. Wild	9/1/15	4,500	188,460
Mr. Wilkinson	3/3/15	2,000	103,140
Mr. Xia	3/3/15	2,000	103,140

The grant date fair market value computed in accordance with ASC 718 (such amount is included in the amounts under “Option Awards” in the 2015 Director Compensation Table), and the grant date fair market value computed in accordance with SFAS 123R, excluding the impact of estimated forfeitures for service-based vesting conditions, of each “Option Award” granted to our non-employee directors during fiscal year 2015 is as follows:

Name	Grant Date	Number of Options	Grant Date Fair Value ($)
Mr. Birgeneau	3/3/15	6,000	114,824
Mr. Frazee	—	—	—
Mr. Fuller	3/3/15	6,000	114,824
Mr. Hill	3/3/15	6,000	114,824
Ms. Klein	3/3/15	6,000	114,824
Mr. Mooney	3/3/15	6,000	114,824
Ms. Whitney	4/1/15	13,500	246,816
Mr. Wild	9/1/15	13,500	208,522
Mr. Wilkinson	3/3/15	6,000	114,824
Mr. Xia	3/3/15	6,000	114,824

During fiscal year 2015, no awards to any of our non-employee directors were modified or cancelled (forfeited).

The aggregate number of stock awards and the aggregate number of stock option awards for each non-employee director that were outstanding as of the end of fiscal year 2015 are as follows:

	Aggregate Number of Awards Outstanding as of September 30, 2015
Name	Stock Awards*	Option Awards
Mr. Birgeneau	2,000	41,408
Mr. Frazee	—	44,112
Mr. Fuller	2,000	67,520
Mr. Hill	2,000	7,875
Ms. Klein	2,000	69,696
Mr. Mooney	2,000	58,816
Ms. Whitney	3,875	13,500
Mr. Wild	3,875	13,500
Mr. Wilkinson	2,000	67,520
Mr. Xia	2,000	58,816

*	Restricted Stock Units.

Our non-employee directors received an aggregate of 69,000 stock options and 23,000 restricted stock units in fiscal year 2015.

[3]	Mr. Frazee’s term expired at the 2015 annual meeting of stockholders in March 2015.

[4]	Ms. Whitney was elected to the board of directors effective April 1, 2015.

[5]	Mr. Wild was elected to the board of directors effective September 1, 2015.

As provided in our Corporate Governance Guidelines and the nominating and corporate governance committee charter, the nominating and corporate governance committee is responsible for reviewing and recommending to the board of directors compensation (cash and equity) for non-employee directors. The committee does this through review of director compensation benchmark information and analysis and recommendation provided by W.T. Haigh, independent non-employee director compensation consultant to the committee.

As a result of such review following the close of fiscal year 2010, and confirmed pursuant to an additional review following the close of fiscal year 2013, effective March 2011 at the time of our annual meeting, the board of directors, upon the recommendation of the nominating and corporate governance committee, approved certain changes to the compensation program for non-employee directors. Since then, and for fiscal year 2015 (and until the upcoming 2016 annual meeting), non-employee directors have been eligible for the compensation described in the director compensation program summary table below in the column entitled, “Effective March 2011.”

Following the close of fiscal year 2015 and as a result of the nominating and corporate governance committee’s most recent review in November 2015 of the independent compensation consultant’s analysis, the board of directors, upon the recommendation of the nominating and corporate governance committee, for the first time since 2010 approved certain changes to the compensation program for non-employee directors, to become effective as of March 2016 at the time of our annual meeting, as described in the director compensation program summary table below in the column entitled, “To Be Effective March 2016,” with the objective of continuing to enhance our company’s ability to attract high caliber and experienced individuals to serve as directors. In general, the changes do not materially affect the total amount of compensation for which a non-employee director is eligible. The changes primarily include revisions to: simplify the structure and amount of the annual board retainer fees; move to a fixed dollar value of equity awarded instead of a fixed number of units awarded, to be consistent with the methodology used to award equity to employees, including executive officers, and that used by peer compensation group companies; and reduce the total equity awarded upon a director’s initial appointment to the board of directors to make such awards more consistent with the annual award methodology and number of days serving as director in a director’s initial year of service, along with long-term retention objectives. For example, the revised program provides that non-employee directors will no longer be eligible for committee member retainer fees; instead, compensation for committee service will be included in the annual retainer, which has been increased correspondingly. Further, in recognition of the significant responsibility assumed by all committee chairpersons, the committee chairperson fees for the chairs of the compensation and nominating and corporate governance committees, the latter of whom also serves as the lead of the independent directors, have been increased to be consistent with that of the chair of the audit committee. In addition, the revised program provides each non-employee director with an annual equity award with a targeted total award date value of $180,000 (a non-qualified stock option grant and a restricted stock unit award each with a targeted award date value of $90,000), while on average, from fiscal year 2012 through fiscal year 2015, non-employee director annual equity awards had total average award date values of $175,178 (an average of approximately $83,000 for restricted stock unit awards and $94,000 for non-qualified stock option grants). All equity awards made under our 2012 Omnibus Incentive Plan are subject to a per-participant annual limit.

	Amount/Value
Description of Director Compensation	Effective March 2011	To Be Effective March 2016
Annual Retainer Fee*	$60,000	$90,000
Committee Membership Fee*:
Audit committee member	$12,500	N/A
Compensation committee member	$10,000	N/A
Nominating and corporate governance committee member	$10,000	N/A
Committee Chair Annual Retainer Fees*:
Audit committee chairperson	$25,000	$25,000
Compensation committee chairperson	$15,000	$25,000
Nominating and corporate governance committee chairperson	$15,000	$25,000
No Standing Committee or Board Meeting Fees**	X	X
Non-Executive Board Chair Fee***	N/A	$50,000
Annual Non-qualified Stock Option Grant****	6,000 options (FY 2012-2015 approximate average award date value: $94,000)	$90,000
Annual Restricted Stock Unit Award****	2,000 units (FY 2012-2015 approximate average award date value: $83,000)	$90,000
Initial Non-qualified Stock Option Grant*****	7,500 options (FY 2012 and 2015 approximate average award date value: $106,000)	N/A
Initial Restricted Stock Unit Award*****	2,500 units (FY 2012 and 2015 approximate average award date value: $92,000)	$90,000

*	Paid quarterly beginning with the quarter end following each the effective date of appointment, and subsequently, beginning with the quarter end following our annual meeting. As of March 2016, Committee Membership Fees to be eliminated (will be included in Annual Retainer Fee), and compensation committee and nominating and corporate governance committee Chair Annual Retainer Fees made equivalent to audit committee Chair Annual Retainer Fee.

**	To the extent a special committee is established by board of directors to address a unique matter, committee meeting fee of $1,500 will be provided.

***	If a non-executive serves as Chair of the Board, he or she will receive a retainer amount in addition to the annual retainer fee. New as of March 2016.

****	Made at the time of our annual meeting (or initial appointment to the board of directors), with 100% vesting occurring on the first anniversary of the grant/award date. All equity awards made under our 2012 Omnibus Incentive Plan are subject to a per-participant annual limit. From fiscal year 2012 to fiscal year 2015, the four-year average award date value of such annual awards was approximately $83,000 for restricted stock units and $94,000 for stock options, with a total average award date value of $175,178. As of March 2016, fixed number of units changed to fixed dollar value, still made at the time of our annual meeting (or initial appointment to the board of directors, but as of March 2016, now provided only on a pro-rata basis according to the number of days left until the subsequent annual meeting from the initial date of election), with 100% vesting occurring on the first anniversary of the grant/award date. Number of units calculated consistent with methodology used to calculate employee awards, using multiple-day average stock price in advance of award date (annual meeting), and Black-Scholes value of option grants, as applicable.

*****	Made as of the effective date of appointment to the board of directors, with vesting occurring 25% immediately on the grant/award date, and 25% per year on the next three anniversaries of the grant/award date. All equity awards made under our 2012 Omnibus Incentive Plan are subject to a per-participant annual limit. For fiscal years 2012 and 2015, the average award date value of such initial awards (made to our newest non-employee directors, Mr. Hill in fiscal year 2012, and Ms. Whitney and Mr. Wild in fiscal year 2015, as of the effective dates of their appointment to the board of directors), was $92,112 for restricted stock units and $106,052 for stock options, with a total average award date value of $198,164. As of March 2016, initial non-qualified stock option grants will be eliminated and initial restricted stock unit awards provided, with fixed number of units changed to fixed dollar value and reduced compared to prior years; vesting now occurring 25% per year on the first four anniversaries of the award date (whereas previously, 25% of the initial award vested on the award date).

Upon a non-employee director’s termination of service as a director of the company for reason of Death, Disability or a Change in Control, as defined in the 2012 Omnibus Incentive Plan and/or an award agreement, the grant or award will be fully vested. In addition, if at the time of termination of service for any reason other than by reason of Cause, Death, Disability or a Change in Control, as defined in the 2012 Omnibus Incentive Plan and/or an award agreement, the non-employee director has completed at least two full terms as a director, as defined in our bylaws, the grant or award will be fully vested.

Under our Directors’ Cash Compensation Umbrella Program, which only applies to non-employee directors and is filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on December 10, 2003, each non-employee director may choose to receive his or her compensation either in cash, in fully vested restricted stock under our 2012 Omnibus Incentive Plan (and formerly under our 2000 Equity Incentive Plan) (as of the date the fees are earned, the fees would be converted into the equivalent number of fully vested restricted shares, which would be beneficially owned and reported on Form 4 filings), or as deferred compensation under our Directors’ Deferred Compensation Plan, as amended September 23, 2008, which first became effective in March 2001, and is filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on November 25, 2008. At present, non-employee directors receive their annual retainer and committee chair and member fees on a quarterly basis. Non-employee directors also are eligible for reimbursement of travel and other out-of-pocket costs incurred in attending meetings. Non-employee directors are not eligible for any other compensation arrangement.

Prior to January 1, 2008, Messrs. Frazee, Fuller, Mooney, and Wilkinson had each elected to defer his compensation to future periods under the Directors’ Deferred Compensation Plan. Messrs. Frazee and Wilkinson, as of January 1, 2008, and Mr. Mooney, as of January 1, 2009, each elected to no longer defer his compensation under the plan. Under the Directors’ Deferred Compensation Plan, deferred amounts are payable only in the form of our common shares. A participating director is required to elect a date on which deferred compensation will begin to be distributed, which date generally must be at least two years after the end of the year deferrals are made and no later than the date of termination. As of the date the compensation is earned, the fees are converted into the right to acquire the equivalent number of shares of common stock at the end of the deferral period. These rights to acquire shares under the Directors’ Deferred Compensation Plan are reported as beneficially owned on Form 4 filings for each participating director. As of January 15, 2016, an aggregate of approximately $1,686,780 of directors’ compensation was deferred under the plan, and as of September  30, 2015, the amount was $1,663,030.

Compensation Committee Interlocks and Insider Participation

None of the current or former members of the compensation committee are or have been our employees.

FEES OF INDEPENDENT AUDITORS AND AUDIT COMMITTEE REPORT

Fees Billed by Independent Auditors

During fiscal years 2015 and 2014, the audit committee pre-approved 100% of all audit and non-audit services provided by our independent auditors, PricewaterhouseCoopers LLP, an independent registered public accounting firm. For such pre-approval of services, the audit committee follows its policy for the pre-approval of services provided by our independent auditors, a current copy of which is attached to this proxy statement as Appendix B and also is available on our web-site, www.cabotcmp.com. The following table presents fees for audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal year ended September 30, 2015, and September 30, 2014, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Fees	Fiscal Year Ended September 30, 2015 ($)	Fiscal Year Ended September 30, 2014 ($)
Audit Fees(1)	2,037,812	1,845,545
Audit-Related Fees(2)	—	—
Tax Fees(3)	247,100	788,061
All Other Fees(4)	4,500	4,500

Total	2,289,412	2,638,106

(1)	Audit Fees include fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements and internal control over financial reporting and review of financial statements included in our Form 10-Q and for services that normally would be provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. In addition to including fees for services necessary to perform an audit or review in accordance with generally accepted auditing standards, this category also may include services that generally only PricewaterhouseCoopers LLP reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)	Audit-Related Fees include assurance and related services traditionally performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements and not reported under the “Audit Fee” heading, including any employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. For fiscal years 2015 and 2014, PricewaterhouseCoopers LLP did not provide any Audit-Related Services to us.

(3)	Tax Fees include all services performed by professional staff in PricewaterhouseCoopers LLP’s and its foreign affiliates’ tax divisions except those services related to the audit, and include fees for tax compliance, tax planning, and tax advice. Tax compliance generally involves preparation of original and amended tax returns, and claims for refund. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities. For fiscal year 2015, out of Tax Fees of $247,100, $58,197 was for tax compliance services. For fiscal year 2014, out of Tax Fees of $788,061, which included non-recurring fees related to tax planning services, $258,064 was for tax compliance services.

(4)	All Other Fees include fees for fiscal years 2015 and 2014 for access to on-line accounting research software tools.

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The audit committee of the board of directors is responsible for providing independent, objective oversight of our accounting and system of internal controls, the quality and integrity of our financial reports, and the independence and the selection, appointment, retention, compensation and oversight of the performance of our independent auditors. The audit committee is composed of independent directors and operates under a written charter, a current copy of which is attached to this proxy statement as Appendix A and is available on our website, www.cabotcmp.com. The audit committee reviews and reassesses the adequacy of the audit committee charter on an annual basis. Our board of directors has determined that the audit committee has at least one member who qualifies as an Audit Committee Financial Expert, as defined by relevant Securities and Exchange Commission (“SEC”) rules, and has designated Ms. Klein, the Chair of the committee, as such Audit Committee Financial Expert.

Management is responsible for our internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report on those financial statements. The audit committee monitors and oversees these processes.

In this context, the audit committee reviewed and discussed the audited financial statements for fiscal year 2015 with management and with the independent auditors. Specifically, the audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16 (Communications with Audit Committees), which include, among other things:

•	methods used to account for any significant and unusual transactions;

•	the effect of any significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating any particularly sensitive accounting estimates and the basis for the independent auditors’ conclusions regarding the reasonableness of those estimates; and

•	any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The audit committee believes strongly in the principles underlying the requirement that independent auditors maintain their independence in strict compliance with applicable independence rules. The audit committee has received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the issue of the independent auditors’ independence from the company and management. In addition, in accordance with the SEC’s auditor independence requirements, the audit committee has considered whether the independent auditors’ provision of non-audit services to the company is compatible with maintaining the independence of the independent auditors and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Respectfully submitted by the audit committee,

Richard S. Hill

Barbara A. Klein, Chair

Susan M. Whitney(1)

Steven V. Wilkinson

(1)	Member effective April 1, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we discuss and analyze our executive officer compensation program and how we compensated each of our named executive officers identified in the following table in fiscal year 2015. The individuals listed below include our current chief executive officer, former chief executive officer, chief financial officer and our three other most highly compensated executive officers based on total compensation.

Name	Title
David H. Li	President and Chief Executive Officer (as of January 1, 2015)
William P. Noglows	Chairman of the Board and former President and Chief Executive Officer (President and Chief Executive Officer through December 31, 2014)
William S. Johnson	Executive Vice President and Chief Financial Officer
Ananth Naman	Vice President, Research and Development
Daniel J. Pike	Vice President, Corporate Development
H. Carol Bernstein	Vice President, Secretary and General Counsel

Chief Executive Officer Transition

As announced in December 2014, effective January 1, 2015, David H. Li, previously our Vice President, Asia Pacific Region, succeeded William P. Noglows as our President and Chief Executive Officer, with Mr. Noglows continuing to serve as Executive Chairman of the Board, consistent with our board of directors’ long-term planning for a seamless transition of executive leadership. Also, effective as of January 1, 2015, Mr. Li was elected as a member of the board of directors. Related to this transition, on December 12, 2014, we entered into an employment letter with Mr. Noglows that provided for the continuation of his employment with our company until December 31, 2015 in the role of Executive Chairman of the Board of Directors. Effective January 1, 2016, according to the terms of his employment letter, Mr. Noglows became our non-executive Chairman of the Board and ceased to be an employee of our company, and he no longer participates in any employee or executive officer compensation or benefit programs. On December 12, 2014, we also entered into an employment letter with Mr. Li setting forth the material terms of Mr. Li’s employment as our President and Chief Executive Officer as of January 1, 2015. The terms of both of these letters are described in greater detail below in the section entitled, “Executive Compensation.”

Fiscal Year 2015 Executive Compensation Summary

Our executive compensation program is structured to align our named executive officers’ interests with those of our stockholders, by linking compensation to business objectives and performance, and to attract and retain talented executives. In general, our executive officers, including David H. Li, our current President and Chief Executive Officer from January 1, 2015, William P. Noglows, our current Chairman and former President and Chief Executive Officer through December 31, 2014, and our other named executive officers, are eligible for, and participate in, our compensation and benefits programs according to the same general terms as those available to all of our employees. Our executive compensation program is administered by the compensation committee of our board of directors, which is composed solely of independent directors. The key elements of our executive compensation program are base salary, annual cash bonuses and long-term equity incentives. The compensation committee is responsible for determining the level of compensation paid to our named executive officers and our other executive officers. The compensation committee targets compensation levels that take into account current market practices and believes that offering market-comparable pay opportunities allows our company to maintain a successful and stable executive team.

Our company delivered strong results in fiscal year 2015, within a challenging industry environment, as a result of the efforts of our global workforce, led by Mr. Li and Mr. Noglows and our other executive officers, including our named executive officers.

We believe our overall results for the fiscal year reflect our smooth transition in executive leadership and continued focus on the successful execution of the company’s long-term strategic initiatives, such as our continued focus on close technological collaboration with customers, innovation of products for leading-edge applications, and supply chain excellence. Highlights for the year included: record annual revenue from sales of our slurries for polishing tungsten, which grew 10.3% from fiscal year 2014; a gross profit margin of 51.3% of revenue, which was 350 basis points higher than the prior fiscal year; record diluted earnings per share of $2.26, which represented an increase of 10.8% compared to fiscal 2014; and, record net income of $56.1 million, a 10.6% increase over the prior year. In addition, in late September 2015, we announced our acquisition of NexPlanar Corporation, a U.S.-based company that specialized in advanced chemical mechanical planarization (CMP) pad solutions for the semiconductor industry, and funded the approximately $142.3 million acquisition, which we closed a few weeks later in mid-October, from our available cash balance. For the fiscal year, we generated cash flow from operations of $98.2 million, and our balance sheet reflected a cash balance of $354.2 million at the end of fiscal 2015, with total debt outstanding of $164.1 million; our post-acquisition cash balance was approximately $225 million. In addition to funding our acquisition of NexPlanar, we also purchased $40 million of stock under our share repurchases program. Of additional note, we continued the broad transformation of our slurries for dielectrics applications, as we advanced the commercialization of a new family of much higher performing solutions. Our revenue for fiscal year 2015 was $414.1 million.

The company’s performance in most areas exceeded the company’s fiscal year 2015 performance goals that were established by the compensation committee of our board of directors. The fiscal year 2015 performance goals that were exceeded were financial goals that included gross profit margin (expressed as a percentage of revenue) and operating income (expressed as a percentage of revenue), and a non-financial goal related to certain business opportunities. The fiscal year 2015 performance goals that were achieved at a threshold to target level were financial goals that included revenue and earnings per share. As described in greater detail below, based on the methodology for determining awards under our Annual Incentive Program, because of our company’s overall performance with respect to our fiscal year 2015 performance goals, our employees earned annual cash bonuses under the Annual Incentive Program that resulted in larger annual cash bonuses than in fiscal year 2014, in which we had overall lower performance against goals and in most areas had not met our annual performance goals. Using a similar methodology, the compensation committee, in evaluating the performance of our company in fiscal year 2015 against our fiscal year 2015 performance goals, determined awards to be made under the Annual Incentive Program to our executive officers, including Mr. Li, Mr. Noglows and our other named executive officers, which resulted in larger annual cash bonuses being earned by them as compared with fiscal year 2014. Following the end of fiscal year 2015, the compensation committee awarded annual long term equity incentives under our 2012 Omnibus Incentive Plan that reflected a methodology and terms and conditions generally consistent with annual award cycles of the past few years, with values again aligned with the target range for comparable benchmark positions, as described more fully below. With respect to base salaries, following the end of fiscal year 2014, continuing the general trend over the prior three years of slight to modest increases to the base salaries of our named executive officers awarded by the compensation committee consistent with the company’s strategy to maintain base salaries in line with market comparables, for 2015, in consideration of market comparables, the compensation committee elected to provide no base salary increases to Mr. Johnson and Ms. Bernstein, and to provide base salary increases to Dr. Naman and Mr. Pike of approximately 3%. As discussed above and in more detail below, because Mr. Li was appointed our President and Chief Executive Officer as of January 1, 2015, he received a base salary increase for 2015 from $336,000 to $550,000, reflecting the increased responsibilities of his new role, but which was below the 50th percentile as compared to market comparables. Following the end of fiscal year 2015, for 2016, in consideration of market comparables, the compensation committee awarded Mr. Li a base salary increase of 9.1%, which continues to be below the 50th percentile as compared to market comparables, and awarded Mr. Johnson and Dr. Naman base salary increases of 4% and 3%, respectively; the committee did not award any increase to the base salaries of Mr. Pike and Ms. Bernstein, in consideration of market comparables. Mr. Noglows, as discussed above and in more detail below, ceased to serve as our President and Chief Executive Officer as of January 1, 2015, and continued his service only as our Executive Chairman through December 31, 2015; in reflection of this change in responsibilities, for 2015, his base salary was reduced from $640,000 to $500,000, and he has received no salary as an employee after December 31, 2015 (details related to his compensation as a non-employee director are provided above in the Director Compensation section).

In November 2015, the compensation committee established performance goals for our company for fiscal year 2016.

Overview

General.    Our executive compensation program is administered by the compensation committee of our board of directors, which is composed solely of independent directors. The compensation committee is responsible for determining the level of compensation paid to our named executive officers and our other executive officers, including determining awards under and administering the 2012 Omnibus Incentive Plan. The compensation committee is also responsible for reviewing and establishing all other executive officer compensation programs and plans that we may adopt from time to time. During, and for, fiscal year 2015, the compensation committee made all decisions pertaining to the compensation of our named executive officers and our other executive officers. The compensation committee also reviewed and approved the methodology used for compensation of our general employee population. Our chief executive officer is neither present for voting or deliberation on, nor votes upon decisions relating to, his compensation. In addition, our chief executive officer does not vote upon decisions related to the compensation of our other executive officers. Although our chief executive officer evaluates the performance of our other executive officers, including the named executive officers, discusses the compensation and mix and forms of compensation of the other executive officers with the compensation committee’s compensation consultant and with the committee, and makes recommendations to the committee with respect to the compensation of the other executive officers, the committee makes all final decisions regarding the executive officers’ compensation. Also, our vice president of human resources and her human resources staff support the compensation committee in its work by providing input and recommendations on the overall mix and forms of executive officer compensation, and discuss such matters with the committee’s compensation consultant, as directed by the compensation committee. Our vice president of human resources and her human resources staff do not make decisions regarding the amount of compensation for our named executive officers or other executive officers, and are not present for voting or deliberation on, any such matters.

As part of its responsibilities pursuant to its charter, the compensation committee also authorizes and reviews the non-binding stockholder advisory vote to approve our named executive officer compensation, as described in our proxy statement. At our 2015 annual meeting of stockholders, our stockholders approved the company’s named executive officer compensation, as described in our 2015 proxy statement, with approximately 92% of the votes cast in favor of the matter. Our compensation committee and our board of directors met following the 2015 annual meeting to consider the results of such non-binding stockholder advisory vote and made no changes to the company’s executive compensation program as a result of such vote. The compensation committee has determined that the non-binding stockholder advisory vote to approve our named executive officer compensation should be submitted to our stockholders for approval annually.

Compensation Policy and Overall Objectives.    In determining the amount and composition of executive officer compensation, the committee’s goal is to provide compensation that will enable us to:

•	attract and retain talented executives,

•	align compensation with business objectives and performance, and

•	link the interests of our executive officers to the interests of our stockholders.

In general, executive officers, including our President and Chief Executive Officer (and our Chairman and former President and Chief Executive Officer when he was an employee of our company), and our other named executive officers, are eligible for, and participate in, our compensation and benefits programs according to the same general terms as those available to all of our employees. For example, the terms and conditions of our annual equity incentive awards under the 2012 Omnibus Incentive Plan and its predecessor, the 2000 Equity Incentive Plan, are the same for our executive officers as they are for our other employees. Similarly, the health and welfare benefit programs are the same for all of our employees, including our named executive officers and other executive officers; all executive officers participate in the same Employee Stock Purchase Plan, tax-qualified savings plan (the “401(k) Plan”) and non-qualified supplemental savings plan (the “Supplemental Plan”), according to the same terms, as all of our employees. Aside from the change-in-control severance protection agreements with our named executive officers and other executive officers, and employment agreements with Mr. Li and Mr. Noglows, all of which are described in greater detail in the “Executive Compensation” section below, we do not have general post-termination of service agreements with our executive officers. Our executive officers are eligible to participate in our Executive Officer Deposit Share Program, under which they are entitled to voluntarily use all or a portion of their after-tax bonus compensation to purchase, at fair market value, shares of restricted stock awarded under the 2000 Equity Incentive Plan and the 2012 Omnibus Incentive Plan. These shares are retained on deposit with us until the third anniversary of the date of deposit (“deposit shares”), and our company matches the deposit with a restricted stock grant equal to 50% of the shares deposited by the participant (“award shares”) subject to certain terms and conditions, as described in greater detail below.

Competitive Compensation and Benchmarking.    The compensation committee believes that each element of the compensation program should target compensation levels that take into account current market practices. Offering market-comparable pay opportunities allows us to maintain a successful and stable management team. Our direct competitors in our core business of developing, manufacturing, and selling CMP slurries and pads are generally not stand-alone publicly-traded entities; therefore, our market for compensation comparison purposes is comprised of a group of companies that develop, manufacture, supply or use a variety of semiconductor products and processes, including companies that have similar levels of revenue, market capitalization, and employment, as well as comparable geographic presence. The compensation committee considers changes to the composition of this group from time to time based on changes in our or others’ business, and last revised the group during fiscal year 2015 based on recommendations made by the independent compensation consultant to the compensation committee, W.T. Haigh. These most recent revisions were made in light of various mergers and acquisition activity (i.e., ATMI and AZ Electronic Materials) in the prior group over the last few years. The compensation committee first used the current group for comparison purposes as of the end of fiscal year 2015 to consider benchmarks for fiscal year 2015 annual cash bonuses, and fiscal year 2016 base salaries, annual cash bonus targets, and long term equity incentive awards, and intends to continue to use it for all comparison purposes. The current group is comprised of the following companies:

Advanced Energy Industries	Micrel Semiconductor, Inc.
Brooks Automation, Inc.	Park Electrochemical Corp.
Cognex Corporation	Photronics, Inc.
Coherent, Inc.	PMC Sierra, Inc.
Electro Scientific Industries, Inc.	QLogic Corporation
Entegris, Inc.	Rogers Corporation
FormFactor, Inc.	Semtech Corporation
II-VI, Inc.	Tessera Technologies, Inc.
Integrated Device Technology, Inc.	Veeco Instruments, Inc.

In evaluating the comparison group for compensation purposes, the compensation committee, in consultation with an independent compensation consultant hired by the committee, currently W.T. Haigh, exercises its discretion and makes its judgment regarding executive officer compensation matters after considering all relevant factors. In general, it is the goal of the compensation committee that each element of compensation and total compensation for our named executive officers and our other executive officers fall within the 50th to 75th percentile for comparable positions within the comparison group. However, a direct correlation may not always exist between the roles, responsibilities, and tenure of each of our executive officers and those of the position that appears to best correspond to such individual at companies within the comparison group. In addition, a direct correlation may not always exist between the relevant time period of evaluation given that the fiscal year end of companies within the comparison group is in most cases different from the company’s fiscal year end of September 30, thereby making direct or any comparison difficult, especially when significant macro-economic or semiconductor industry changes occur that materially affect business performance and therefore, compensation differently and in different reporting periods, for each the company and the companies within the comparison group. One such example is the timing of the commencement of, and recovery from, the severe global economic recession that began in 2008.

Elements of Compensation

The key elements of our compensation program for our named executive officers and other executive officers are:

•	base salary,

•	annual cash bonuses, and

•	long-term equity incentives.

In addition, we provide our named executive officers and other executive officers with:

•	change in control severance protection agreements, and, only with respect to our President and Chief Executive Officer, post-termination agreements, and

•	the same retirement and other benefits provided to our employees generally.

Descriptions of these elements and the reasons we provide them to our named executive officers and other executive officers are provided in the following table:

Element	Description	Reason Provided
Base Salary	Fixed amount paid in cash twice per month, as for all of our employees.	As for all of our employees, provides named executive officers with a steady, predictable amount of fixed income with merit increases from time-to-time based on performance and market comparisons (if provided, usually effective on January 1 of the calendar year following such evaluation).
Annual Cash Bonuses (Annual Incentive Program, pursuant to 2012 Omnibus Incentive Plan)	Cash payment made within 75 days following completion of fiscal year depending on company and individual performance, as for all of our employees.	As for all of our employees, aligns compensation with business objectives and performance by communicating goals and motivating individuals to achieve these goals, and rewarding performance actually achieved.
Long-Term Equity Incentives (currently, 2012 Omnibus Incentive Plan)	Restricted Stock/Restricted Stock Unit Awards (Initial, Annual and Deposit Share Program) and Stock Option Grants (Initial, Annual).	As for all of our employees who receive awards pursuant to our equity incentive plan, “at risk” nature of equity awards links interests with those of our stockholders; provides ongoing retention mechanism over vesting periods.

Element	Description	Reason Provided
Change in Control Severance Protection Benefits for Executive Officers and other Key Employees	Salary and other benefits paid if terminated within a certain period of time pursuant to a Change in Control of our company (three years’ salary and other benefits for Chief Executive Officer; two years’ for other Executive Officers other than Principal Accounting Officer; one year for Key Employees and Principal Accounting Officer).

Assures company of dedicated executive and key employee team, notwithstanding the possibility, threat or occurrence of a change in control;

provides for continuity of executive management and key employees in the event of an actual or threatened change in control.

Retirement and other Benefits	401(k) savings plan, Supplemental Plan, basic life and disability insurance and limited perquisites, as for all of our employees.	Represents market practice and competitive factors; broad-based programs for all employees who exceed the federal 401(k) compensation limit.

Each of these elements is also addressed separately below. In determining compensation for executive officers, the compensation committee considers all elements of an executive officer’s total compensation package in comparison to current market practices, including change in control arrangements, and ability to participate in savings plans and other benefits. On at least an annual basis, the compensation committee considers the base salary, annual cash bonus, and long-term equity incentive elements, and balance among each of these elements, of each executive officer’s overall compensation.

The receipt and retention by executive officers of certain elements of compensation, such as cash bonuses and equity-based compensation, are subject to our company’s Code of Business Conduct, and the terms and conditions of relevant program, plan, and grant and award agreements, all of which include provisions that provide that the company may rescind or recover (“clawback”) from an executive officer, including post-separation of service, cash bonus and/or equity-based incentives paid or awarded to such executive officer immediately under certain circumstances, including, but not limited to, actions by the executive constituting Cause, as determined by the company in its discretion and as otherwise enforceable under local law and violation of the Cabot Microelectronics Corporation Code of Business Conduct, including those provisions related to financial reporting (e.g., in the event of a restatement caused by certain factors) and as may be required by law. In the event of any such rescission or right of recovery, the individual must repay the amount in question to the company, and the company shall be entitled to set-off against such amount any amount owed to the individual by the company.

Base Salaries.    The compensation committee regularly reviews each executive officer’s base salary. Base salaries for executive officers are initially determined by evaluating the executive officers’ levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external compensation practices, with particular reference to the comparison group of companies. Increases to base salaries are driven primarily by performance and current market practices, and are evaluated by the compensation committee based on sustained levels of contribution to the company in the context of our performance-based management process. In the past, depending on the level of performance of the company and each executive officer, this generally had meant base salaries in the 50th to 75th percentile of the salary ranges of similarly positioned executive officers in the comparison group of companies, but in the past several years generally has meant closer to the 50th percentile of the range. The factors the compensation committee considers in determining base salary levels are not assigned specific weights. Rather, the compensation committee reviews all of the factors and makes base pay determinations that reflect the compensation committee’s analysis of the aggregate impact of these factors.

Current market practices, as represented by a comparison to executive officer base salaries in the comparison group of companies continued to serve as the primary reference for the compensation committee with respect to deciding upon any changes to base salary for both fiscal year 2015 (effective as of January 1, 2015), and fiscal year 2016 (effective as of January 1, 2016), similar to fiscal year 2014 (effective as of January 1, 2014). Over this period, the comparative data reflect the effects of macroeconomic and industry factors, set in the context of individual company performance. For example, for fiscal year 2015, in the context of the company’s solid performance for fiscal year 2014 and salaries that generally remained competitive within our peer group, the then named executive officers received no base salary increases, except for Mr. Li, who received an increase to reflect his promotion to our President and Chief Executive Officer, and Dr. Naman, who received a 3.4% increase to align his base salary with the comparison group. Mr. Noglows’ base salary was decreased to reflect his continuing to serve only as our Executive Chairman.

According to methodology consistent with the above, for fiscal year 2016, upon review of the competitiveness of salaries within the peer group and upon review of each named executive officer’s performance in the context of the company’s strong performance for fiscal year 2015, the compensation committee awarded Mr. Li a base salary increase of 9.1%, which continues to be below the 50th percentile as compared to market comparables, and awarded Mr. Johnson and Dr. Naman base salary increases of 4% and 3%, respectively; the committee did not award any increase to the base salaries of Mr. Pike and Ms. Bernstein, in consideration of market comparables. Mr. Noglows, as discussed above and in more detail below, ceased to serve as our President and Chief Executive Officer as of January 1, 2015, and continued his service as our Executive Chairman through December 31, 2015; in reflection of this change in responsibilities, for 2015, his base salary was reduced from $640,000 to $500,000, and he has received no salary as an employee after December 31, 2015 (details related to his compensation as a non-employee director are provided above in the Director Compensation section).

The resulting base salaries for 2016, 2015, and 2014 are as follows:

Name	2016 Base Salary		2015 Base Salary	2014 Base Salary
David H. Li	$600,000		$550,000	$336,000
William P. Noglows	—	[1]	$500,000	$640,000
William S. Johnson	$384,800		$370,000	$370,000
Ananth Naman	$351,500		$341,200	$330,000
Daniel J. Pike	$344,800		$344,800	$334,800
H. Carol Bernstein	$337,800		$337,800	$337,800

[1]

Mr. Noglows ceased to be an employee as of December 31, 2015 and received no base salary or adjustment as of 2016; for the first quarter of fiscal year 2016 (September 30 — December 31, 2015), he was paid according to the salary rate for 2015 (for details of Mr. Noglows’ compensation commencing January 1, 2016 as a non-employee director, see the summary above under “Director Compensation”).

Annual Cash Bonuses.    All of the company’s employees are eligible to participate in the company’s annual cash bonus program, which through fiscal year 2015 was called our Annual Incentive Program, and as of fiscal year 2016 is called our Short-Term Incentive Program. This program is administered pursuant to our 2012 Omnibus Incentive Plan, with executive officer, including named executive officer, bonuses, if any, determined by the compensation committee. As with all employees, executive officers’ opportunities to earn annual cash bonuses correspond to the degree to which our company achieves the annually-established goals. The compensation committee believes that an annual cash bonus program allows us to communicate specific goals that are of primary importance during such year and motivates executive officers to achieve these goals.

Performance-Based Management Program and Company Performance Objectives: At the beginning of each fiscal year, the compensation committee and board of directors establish specific performance goals for the company in accordance with our performance-based management process. These objectives are set to reflect the key elements of our annual plan and budget, and provide a common platform for our initiatives for the year. Throughout the year, our senior management periodically reviews the company’s progress in achieving these goals with our board of directors and compensation committee. On December 1, 2014, the board of directors and compensation committee approved our Fiscal Year 2015 Company Performance Objectives, which also served as our Performance Goals for the purposes of our Annual Incentive Program. As in prior years, the fiscal year 2015 Annual Incentive Program Performance Goals were chosen to encourage a particular and enhanced focus on certain aspects of our company’s performance, business strategy and objectives for all of our employees, including our named executive officers and other executive officers, and for which all of our executive officers collectively have responsibility for influencing and driving.

The board of directors and compensation committee selected as our Fiscal Year 2015 Company Performance Objectives and Annual Incentive Program Performance Goals financial measures that are consistent with those used by the investment community to evaluate the performance of our company, and which would be appropriate goals by which to incent the ongoing balanced performance of the company and its employees, including its executive officers, across all of its operational units, within the challenging industry environment anticipated in early fiscal year 2015. The Fiscal Year 2015 Company Performance Objectives and Annual Incentive Program Performance Goals with corresponding Weighting, Measures for evaluating attainment of such, and corresponding Performance Targets were as follows:

Fiscal Year 2015 Company Performance Objectives:

Fiscal Year 2015 Annual Incentive Program Performance Goals (with corresponding Weighting, Measures, and Performance Targets), followed by (Fiscal Year 2015 Achievement):

•	Revenue (20%) (Revenue, $421.1 million, threshold of $408 million) ($414.1 million);

•	Gross Margin (20%) (Gross Profit, as a percentage of revenue, 48.8%) (51.3%);

•	Operating Income (20%) (Operating Income, as a percentage of revenue, 17.9%) (18.1%);

•	Earnings Per Share (20%) (Earnings Per Share, $2.41, threshold of $1.95) ($2.26); and

•	Achievement on Winning Business Opportunities (20%) (Achievement on Winning a Number of Certain Business Opportunities, 100%) (117%).

Performance Goals, Bonus Pool and Bonus Calculation: As in prior years, in fiscal year 2015, level of achievement of the noted five Fiscal Year 2015 Annual Incentive Program Performance Goals served as the mechanism by which the company determined the amount of funding for our Annual Incentive Program Bonus Pool (“AIP Bonus Pool”), which is approved by the compensation committee for all employees, including our named executive officers and other executive officers.

To determine the funding of the AIP Bonus Pool, the performance goals generally are weighted, based on their relative importance to achieving the company’s overall goals. Then, for each performance goal, “threshold”, “target” and “stretch” metrics, or levels, of performance are established. Because each year our performance goals are set to reflect the key objectives of our annual plan and budget, the “threshold”, “target” and “stretch” metrics for each goal are designed to reflect increasing levels of difficulty, improvement, and motivation in achieving each level; even the “threshold” level requires demonstrated significant achievement against objectives. For fiscal year 2015, consideration was given to the generally improved industry conditions in the context of some global economic uncertainty from the end of fiscal year 2014, but with the anticipation of challenging industry conditions over the course of the year, in setting the Performance Targets for the Annual Incentive Program Performance Goals. As part of our senior management’s periodic review throughout the year of our progress in meeting our Company Performance Objectives and Annual Incentive Program Performance Goals with the compensation committee and board of directors, performance is discussed against a particular goal’s “threshold”, “target” and “stretch” levels.

The “threshold” level of performance for a particular performance goal represents the lowest level of performance for which any bonus would be earned on that goal. The “stretch” level of performance represents the level for which the maximum bonus would be earned for that particular goal, and the “target” represents the target level of performance. The actual bonus, if any, attributable to each performance goal is calculated based on the actual performance compared to these “threshold”, “target” and “stretch” performance levels, and these are added together for all the performance goals to determine the funding of the AIP Bonus Pool. In turn, the AIP Bonus Pool is allocated for payment of bonuses to employees and executive officers, including our named executive officers. For fiscal year 2015, the bonus for a particular employee or executive officer was calculated by:

i) multiplying the salary of the employee or executive officer by the bonus target level established for the particular role or level of the employee or executive officer (expressed as a percentage of the individual’s base salary, and set according to market pay practices), as described in greater detail for executive officers below;

ii) multiplied by a factor related to the company’s overall achievement of the Annual Incentive Program Performance Goals (expressed as a percentage of the “target” level of performance); and

iii) multiplying this product by a factor that corresponds to an assessment of the individual performance of the employee or executive officer relative to the individual’s own performance objectives. The compensation committee and board of directors approved and set the individual performance factor multiplier for each participant at the maximum level of 2.0, and the compensation committee retained discretion to reduce this amount.

In addition, in certain years, in assessing the company’s overall performance and calculating the funding of the AIP Bonus Pool for all of our employees, including our named executive officers and other executive officers, the compensation committee also considers certain additional factors, such as, for example, acquisition activity or the impact of global or other events beyond the company’s control, that may have affected our company’s achievement of certain of the Performance Goals that the committee considered important in evaluating the company’s performance for the particular fiscal year, but that were not able to be known to the company at the time the year’s Annual Incentive Program Performance Goals and related metrics were established.

Individual Executive Officer Bonus Target Levels and Cash Bonus Earned: As described above, actual payouts for cash bonus awards are determined by the level of performance of our company, which as described above was strong overall, with performance exceeding the target level for three out of five performance goals for fiscal year 2015, and the individual performance of each employee, including each named executive officer and other executive officers, and may be higher or lower than the established individual’s bonus target level depending upon performance relative to the pre-established goals. The compensation committee, in consultation with its independent compensation consultant, has established a bonus award target for each executive officer by evaluating factors such as external pay practices, with particular reference to the comparison group of companies (as described above, bonus award targets are established for each of our employees based on an individual’s role or level). In this regard, for fiscal year 2015, the compensation committee retained the bonus award target for each named executive officer at the same level as each individual’s bonus award target for fiscal year 2014, with the exception of Mr. Li, whose bonus award target was increased to 100% concomitant with his being named our President and Chief Executive Officer as of January 1, 2015. The bonus award targets and actual amounts earned for our named executive officers for fiscal year 2015 were as follows:

Name	Bonus Target (as % of Base Salary)	Bonus Target ($)	Actual Bonus Earned* ($)
David H. Li	100%	$550,000	$640,800
William P. Noglows	100%	$500,000	$600,000
William S. Johnson	75%	$277,500	$307,100
Ananth Naman	55%	$187,700	$225,200
Daniel J. Pike	55%	$189,700	$227,600
H. Carol Bernstein	55%	$185,800	$231,600

*	In assessing our company’s and executive officers’ achievement of the noted Performance Goals for purposes of the multiplier described above, the compensation committee concluded that a factor of approximately 116.5% had been achieved and the bonus pool was funded accordingly. In assessing each named executive officer’s individual performance for fiscal year 2015, and for purposes of the multiplier described above, the compensation committee, pursuant to its ability to exercise negative discretion, ultimately decided upon factors ranging from approximately 1.11 to 1.25.

As discussed above, cash bonuses awarded to our executive officers are subject to rescission and recovery (“clawback”) by the company in certain circumstances.

Fiscal Year 2016 Performance Management Program and Performance Goals: In November 2015, the compensation committee and board of directors approved a non-material redesign of our Annual Incentive Program, now renamed the Short-Term Incentive Program, and set our Fiscal Year 2016 Short-Term Incentive Program Performance Goals, generally using the process described above. Any amounts earned under this program will be paid under the 2012 Omnibus Incentive Plan. The performance goals approved for Fiscal Year 2016 are: financial goals that include revenue, gross profit, expressed as a percentage of revenue, and operating income, expressed as a percentage of revenue. In addition, the compensation committee and board of directors approved and set the individual performance factor multiplier for each participant at the maximum level of 2.0, and the compensation committee retained discretion to reduce this amount. All of our employees, including our named executive officers and other executive officers, are eligible to participate in the Short-Term Incentive Program.

Long-Term Equity Incentives.    Long-term equity incentives are provided to our named executive officers and other executive officers pursuant to the 2012 Omnibus Incentive Plan following our stockholders’ approval of the plan at our 2012 Annual Meeting of Stockholders, and the 2000 Equity Incentive Plan prior to such time. All of the company’s employees are eligible to participate in the 2012 Omnibus Incentive Plan (and were eligible to participate in the 2000 Equity Incentive Plan), with any and all awards to executive officers, including named executive officers, pursuant to it determined by the compensation committee. The compensation committee believes that equity-based compensation is an essential element in our overall compensation scheme. Equity-based compensation is emphasized in the design of our executive officer compensation program because it involves at-risk components of compensation that directly link our executive officers’ interests with those of our stockholders. The compensation committee, in consultation with its independent compensation consultant, evaluates the balance of equity-based compensation with the base salary and cash bonus elements of cash compensation by considering factors such as external compensation practices, with particular reference to the comparison group of companies, the ability to achieve a desired balance between cash and equity-based compensation, and the financial impact to our company of providing various kinds and amounts of equity-based compensation to our employees, including our executive officers.

Timing of Grants: Initial or “new-hire” options and restricted stock or restricted stock units may be awarded to employees, including our executive officers, when they join the company. Thereafter, options and restricted stock or restricted stock units may be awarded to employees, including each executive officer, annually and from time to time based on performance, or certain other factors, such as promotion or retention awards. To enhance retention, options and restricted stock or restricted stock units awarded to executive officers, as with awards to all other employees, are subject to vesting restrictions that generally lapse over a four-year period. Stock option grants to executive officers, whether “new hire”, occasional, or pursuant to our annual incentive program, may only be made upon specific approval by the compensation committee, as is the case with all other forms of equity-based compensation, such as restricted stock or restricted stock unit awards, and non-equity-based compensation for executive officers. Our stock option grant practice consistently has been that the exercise price for all of our stock option grants, including those to our executive officers, is the fair market value, as represented by the closing price on NASDAQ, of our stock on the stock option grant date, as approved by the compensation committee. For “new hire” stock option grants, the grant date is the first day of employment for the grant recipient; for stock option grants made pursuant to our annual grant program or at other times in particular circumstances, the grant date is the date of approval by the compensation committee or a subsequent date set by the committee in its approval. Stock option grants outside of the annual grant program have not occurred for any of our executive officers while they have served as executive officers, with the exception of the stock option grant, previously disclosed, which was awarded by the compensation committee to David Li as of January 2, 2015, the first date on which the stock market was open following the January 1, 2015 effective date of his promotion to President and Chief Executive Officer, as explained in his employment letter described below. For our annual award program, our practice for the annual award cycle over the past more than ten years has been that the one grant date for grants made to all employees, including all of our executive officers, occurs within approximately one to two weeks following the compensation committee’s meeting (usually late November) to consider and decide upon performance and compensation-related matters for our employees, including specific evaluations and decisions regarding each of our executive officers, such as base salary increases, annual cash bonuses, and equity-based incentive awards following the close of our fiscal year on September 30. As stated above, it is our practice to set a stock option’s grant date only for a date certain on or subsequent to the date the grant is approved, and it is not our practice to set a stock option’s grant date as a date prior to the date of approval for a grant (i.e., “backdating”). In addition, it is not our practice to make stock option grants while we are in possession, or in coordination with the release, of material non-public information regarding our company. To our knowledge, we have followed our stock option grant practices throughout our history as a publicly-traded company. While we do not have any current plans to change our stock option grant practices, circumstances may arise such that we might decide it is in the best interests of our business to do so in the future.

Allocation Among Awards: As permitted by the 2012 Omnibus Incentive Plan and prior thereto, the 2000 Equity Incentive Plan, our compensation committee awards a blend of non-qualified stock option grants and restricted stock awards (restricted stock units for our non-United States employees) to employees selected to receive awards, including the named executive officers and other executive officers. The awards generally had been made according to approximately a three-to-one ratio of non-qualified stock options granted to restricted stock awarded, but as of December 2013 (fiscal year 2014), the ratio was adjusted to approximately 2.7-to-one to allocate approximately equal value to non-qualified stock options granted and restricted stock awarded to reflect current market practices. For our fiscal year 2016 awards in December 2015, the ratio was approximately 2.6-to-one, and restricted stock units, rather than restricted stock awards, were provided to all employees receiving awards, including our named executive officers and other executive officers. Our compensation committee believes that this mix of awards competitively balances the types of equity incentives being awarded to our employees, and also appropriately addresses the financial impact of the expensing of equity-based compensation required pursuant to an accounting standard issued by the Financial Accounting Standards Board (ASC 718 SFAS 123R). We have provided a combination of restricted stock or restricted stock unit and stock option awards for the annual equity incentive award program grants to our employees, including our named executive officers, since fiscal year 2007. For the annual equity incentive program for fiscal year 2015 (December 2014), the compensation committee decided to award Mr. Noglows only restricted stock, rather than a blend of a non-qualified stock option grant and a restricted stock award. For more information regarding these awards generally, see Footnotes 1 and 2 to the 2015 Grants of Plan-Based Awards table.

Effective December 3, 2015 with our fiscal year 2016 annual equity incentive program awards, our compensation committee began awarding restricted stock unit awards, in lieu of restricted stock awards, to United States employees, including our executive officers, who are selected to receive awards under the 2012 Omnibus Incentive Plan, in a manner similar to restricted stock unit awards provided previously to non-United States employees, to keep our equity incentive program consistent among employees throughout the world and to better align with the practices of our peer group. The terms and conditions of the restricted stock unit awards are substantially the same as those applicable to the restricted stock awards previously granted, including vesting restrictions that generally lapse ratably over a four-year period. The terms of restricted stock unit awards now include dividend equivalent rights that will be paid if and when the underlying awards vest, to the extent that dividends are declared and paid.

Size of Awards: When determining awards for individual executive officers under the 2012 Omnibus Incentive Plan (and the 2000 Equity Incentive Plan prior to our stockholders’ approval of the 2012 Omnibus Incentive Plan), the compensation committee primarily considers compensation practices and equity values awarded by the comparison group of companies, as well as the executive officer’s level of current and potential future responsibility, and to some extent performance in the prior year. In determining award sizes, the compensation committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis. The compensation committee also considers the overall number of units to be awarded pursuant to our annual equity incentive award program to all employees with respect to consideration of our annual equity award run rate. In addition, the compensation committee considers the underlying economic value associated with equity incentive awards, and may decide to increase or decrease the award “units” to be awarded in an attempt to deliver a relatively consistent dollar value of awards from year to year, or to deliver a dollar value aligned within the target range for comparable benchmark positions. For our fiscal year 2016 annual equity incentive awards, which occurred on December 3, 2015, the compensation committee, upon the advice of its compensation consultant, considered all of these factors in deciding such awards, which for our named executive officers are shown in the following table:

Name	Fiscal Year 2016 Non-Qualified Stock Option Grant (#)	Fiscal Year 2016 Restricted Stock Unit Award (#)
David H. Li	57,700	22,000
William P. Noglows	—	—
William S. Johnson	22,000	8,400
Ananth Naman	15,700	6,000
Daniel J. Pike	15,700	6,000
H. Carol Bernstein	16,500	6,300

In general, the compensation committee has not considered any actual amounts that may have been realized from prior equity-based compensation awards in awarding subsequent equity-based compensation, or other elements of compensation. However, in considering awards under the 2012 Omnibus Incentive Plan (and the 2000 Equity Incentive Plan prior to our stockholders’ approval of the 2012 Omnibus Incentive Plan) to our employees, including executive officers, the compensation committee does consider whether equity-based awards that previously may have been made to them continue to fulfill the purposes of motivation and retention.

Our executive officers are also eligible to participate in the Executive Officer Deposit Share Program. See “EXECUTIVE COMPENSATION — Executive Officer Deposit Share Program,” below. While all of our executive officers have equity ownership in our company through participation in various equity-based programs such as the Employee Stock Purchase Plan, Executive Officer Deposit Share Program, and our annual equity incentive award program, we do not currently have equity-ownership requirements or guidelines for our executive officers.

Clawback Policy; Anti-Hedging or Anti-Pledging Policy: As discussed above, equity-based compensation awarded to our executive officers is subject to rescission and recovery (“clawback”) by the company in certain circumstances. In addition, all equity-based compensation is subject to all of the terms of our 2012 Omnibus Incentive Plan, and its predecessor, the 2000 Equity Incentive Plan, as applicable, the respective grant and award agreements for particular grants and awards, our Code of Business Conduct, our Insider Trading and Non-Disclosure Policy, including Trading Guidelines for Directors, Executive Officers and Other Key Employees, and our Reporting Requirements and Trading Guidelines for Directors and Executive Officers Under Section 16 of the Securities and Exchange Act and Rule 144 Under the Securities Act of 1933; as applicable, noted policies and procedures apply to any and all equity in our company held by our executive officers. For example, our executive officers, as well as our directors and designated other key employees, observe various requirements, such as those related to quarterly trading and other “blackout” periods, and affirmative pre-clearance of any transactions in our company’s securities. Our executive officers and directors are prohibited from and do not hedge or pledge equity in our company.

Change in Control Severance Protection Benefits.    The terms and conditions of the change in control severance protection agreements with our named executive officers and the employment letters with Mr. Li and Mr. Noglows are described in more detail in the section entitled “Executive Compensation,” below. The board of directors and compensation committee originally determined the terms and conditions of the change in control severance protection agreements, including the severance benefit payable, and the triggering events for the payment of such severance benefit, pursuant to such agreement, in consultation with their independent compensation consultant and our financial and other advisors, and considered external practices at similarly situated companies regarding change in control arrangements. The board of directors and compensation committee also review the costs and benefits of the change in control severance protection agreements periodically. As a result of the most recent review, which occurred in 2014, the board of directors and compensation committee, with advice from an independent outside compensation consultant regarding market practices, determined that the cost to the company and the competitiveness of such agreements remain reasonable and appropriate. The agreements are described in more detail in the section entitled “Executive Compensation,” below.

Retirement and Other Benefits.    We have adopted various employee benefit plans and arrangements for the purpose of providing employee benefits to our employees, including our executive officers. In general, the same terms apply to all of our employees, including our executive officers. These plans and arrangements include our Employee Stock Purchase Plan, the 401(k) Plan, the Supplemental Plan, and the Cabot Microelectronics Health and Welfare Benefit Plan.

CEO Compensation

As described in greater detail in the section entitled, “Executive Compensation” below, effective January 1, 2015, Mr. Li became our President and Chief Executive Officer succeeding Mr. Noglows in these roles, and a member of our board of directors. As of such date, Mr. Noglows continued to serve as the Executive Chairman of our board of directors until December 31, 2015. Mr. Noglows is currently the non-executive Chairman of our board of directors. The compensation committee, in consultation with the committee’s independent compensation consultant, W.T. Haigh, used the executive compensation practices described above to determine the terms of Mr. Li’s initial compensation, comprised of base salary, annual cash bonus and equity-based compensation elements, along with other terms, which are part of Mr. Li’s employment letter agreement with our company. Similarly, the compensation committee, in consultation with the committee’s independent compensation consultant, W.T. Haigh, determined the terms of Mr. Noglows’ compensation for his continued service as Executive Chairman, comprised of base salary, annual cash bonus, and other terms, which are part of his employment letter agreement with our company, as described in greater detail in the section entitled “Executive Compensation,” below.

Upon completion of fiscal year 2015, the compensation committee, in consultation with the compensation committee’s independent compensation consultant, W.T. Haigh, used the executive compensation practices described above, including the performance goals established by the committee, to determine Mr. Li’s compensation, composed of a cash bonus for fiscal year 2015, and a non-qualified stock option grant and restricted stock unit award as part of the annual equity incentive award cycle for which all employees were eligible. In addition, in setting both the cash-based and equity-based elements of Mr. Li’s compensation, the compensation committee made an overall assessment of Mr. Li’s leadership in achieving the company’s long-term and short-term strategic, operational and business goals. This included a favorable review of his overall performance in leading the company during yet another overall successful fiscal year, including with regard to its strong financial results, smooth executive leadership transition, successful acquisition of NexPlanar Corporation, and continued successful execution of the company’s long-term strategic initiatives, such as ongoing close collaboration with technology leading customers, the introduction of innovative new generations of products, in particular in the company’s dielectrics and tungsten product areas, and continued enhancements to the company’s traditionally-strong supply chain. The compensation committee also considered Mr. Li’s compensation with respect to chief executive officers among the comparison group of companies, as well as equitable and consistent treatment compared to our other executive officers. In addition to these factors, Mr. Li’s cash bonus award for fiscal year 2015 reflected the company’s performance against certain financial and other objectives in fiscal year 2015, as described in greater detail above, and the aspects of the overall pre-established goals for fiscal year 2015 that may have been met or exceeded at threshold, target or stretch levels, as assessed by the compensation committee, using its discretion. Based upon all of these criteria, which included the compensation committee’s assessment of the company’s and Mr. Li’s performance in various respects in fiscal year 2015, the compensation committee awarded Mr. Li $640,800 as a cash bonus for fiscal year 2015. Mr. Li’s fiscal year 2015 cash bonus of $640,800, together with his $496,500 base salary paid during fiscal year 2015, resulted in total cash compensation of salary and cash bonus to Mr. Li for fiscal year 2015 of $1,137,300. In addition, as noted above and as reported in Footnotes 1 and 2 to the 2015 Grants of Plan-Based Awards table that follows, on December 3, 2015, the compensation committee awarded Mr. Li equity-based compensation in the form of 57,700 non-qualified stock options and 22,000 restricted stock units with, respectively, an exercise price of, and a fair market value based on, the closing price of our stock on NASDAQ on the award date of $42.37 per share that vest in equal increments upon each anniversary over four years. Aside from the number of non-qualified stock options and restricted stock units awarded, the terms and conditions of this non-qualified stock option grant and restricted stock unit award are the same as those for grants and awards made to our other employees, including those that provide that non-qualified stock options and restricted stock units that have not vested at the time of termination of employment are forfeited. Because these equity awards were made after the completion of fiscal year 2015, they are reported in the referenced footnote and not specifically reported in the compensation tables that follow.

As noted above, the compensation committee and the board of directors reviews on a periodic basis the hypothetical costs to the company of Mr. Li’s change-in-control severance protection agreement, and those of the company’s other executive officers and key employees who have such agreements.

Regulatory and Other Factors

Internal Revenue Code Section 162(m).    As one of the factors in its review of compensation matters, the committee considers the anticipated tax treatment to our company and to our executive officers of various payments and benefits. We have designed our compensation program (including the 2012 Omnibus Incentive Plan) to grant certain awards that may be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code. The deductibility of some types of compensation payments depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws and other factors beyond the compensation committee’s control also affect the deductibility of compensation. For these and other reasons, the compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m) of the Internal Revenue Code. The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation objectives.

Other Factors.    As described above, our compensation committee uses awards of restricted stock and restricted stock units in addition to grants of non-qualified stock options to, among other reasons, address the financial impact of the expensing of equity-based compensation required under FASB ASC Topic 718. In addition, the company has intended for its non-qualified deferred compensation plans and other plans, programs and agreements subject to the requirements of Internal Revenue Code Section 409A to be in compliance with such requirements.

COMPENSATION AND RISK

The company’s management, with a review by the audit committee and compensation committee of our board of directors and with support from the compensation committee’s independent compensation consultant, has assessed the risks associated with our compensation programs, policies and practices, and has determined that risks arising from them are not reasonably likely to have a material adverse effect on our company. In making this determination, our management considered the various elements of our compensation programs, policies and practices, such as the: mix of base salary, annual cash bonuses and equity incentive program participations at various levels and throughout our company; balance between and among short-term and long-term compensation incentives in our programs; significant use of performance measures that are financial in nature such that they are readily measurable and verifiable, are regularly reviewed, and also are consistent with those that are publicly reported; use of performance measures that directly relate to the operations of our business such that they are readily measurable and verifiable, and are regularly reviewed; use of performance measures that relate to our business overall and avoid overdependence on one aspect of our business and its operations as opposed to another; multiple and cross-functional levels of review and verification prior to award approval; our system of internal controls and internal risk review and assessment processes; and, our general employment practices, policies and procedures.

COMPENSATION COMMITTEE REPORT

The following report of the compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis with our company’s management, and based on the review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the company’s annual report on Form 10-K for the fiscal year ended September 30, 2015.

Submitted by the compensation committee,

Robert J. Birgeneau

H. Laurance Fuller, Chairman

Edward J. Mooney

Susan M. Whitney(1)

Geoffrey Wild(2)

Bailing Xia

(1)	Member effective April 1, 2015.

(2)	Member effective September 1, 2015.

EXECUTIVE COMPENSATION

The following tables set forth certain compensation information for our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers of the company (collectively, the “named executive officers”) for the fiscal year ended September 30, 2015. Information for the fiscal years ended September 30, 2014 and September 30, 2013 is also presented for executive officers who were named executive officers during those years, or who had previously been named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2,3]	Option Awards ($)[3]	All Other Compen- sation ($)[4]	Total Compen- sation ($)
David H. Li	2015	496,500	640,800	929,794	890,447	422,455	3,379,996
President and Chief Executive Officer	2014	332,000	103,700	285,151	249,917	399,154	1,369,922
William P. Noglows[5]	2015	535,000	600,000	2,062,380	—	82,677	3,280,057
Former .President and Chief Executive Officer	2014	631,500	359,300	1,102,500	1,061,114	102,486	3,256,900
	2013	599,500	750,000	816,000	902,865	86,422	3,154,787
William S. Johnson	2015	370,000	307,100	1,370,229	309,237	37,531	2,394,097
Executive Vice President and Chief Financial Officer	2014	365,750	155,800	387,309	363,137	39,002	1,310,998
	2013	353,000	275,300	332,338	353,923	34,598	1,349,159
Ananth Naman	2015	338,400	225,200	283,345	264,966	30,811	1,142,722
Vice President and Chief Technology Officer	2014	322,500	101,900	291,060	278,032	34,671	1,028,163
Daniel J. Pike	2015	342,300	227,600	234,177	210,615	33,101	1,047,793
Vice President, Corporate Development	2014	332,350	103,400	272,649	251,523	34,902	994,824
	2013	323,250	214,500	227,146	234,745	31,287	1,030,928
H. Carol Bernstein	2015	337,800	231,600	222,960	210,615	40,628	1,043,603
Vice President,	2014	335,350	104,300	264,600	256,239	43,536	1,004,025
Secretary and General Counsel	2013	326,000	225,100	235,196	249,191	40,132	1,075,619

[1]

Certain amounts in the “Bonus” column were used to purchase “deposit shares” of restricted stock under our Executive Officer Deposit Share Program after the end of the 2013 fiscal year on December 13, 2013, and after the end of the 2015 fiscal year on December 11, 2015. See footnote 2 below for more details.

[2]

Certain amounts in the Stock Awards column correspond to matching grants of “award shares” of restricted stock made pursuant to our Executive Officer Deposit Share Program, which is described in more detail below. Under this program, our executive officers are entitled to voluntarily use all or a portion of their after-tax bonus compensation to purchase at fair market value shares of restricted stock awarded under the 2000 Equity Incentive Plan and the 2012 Omnibus Incentive Plan. These shares are retained on deposit with us until the third anniversary of the date of deposit (“deposit shares”), and our company matches the deposit with a restricted stock grant equal to 50% of the shares deposited by the participant (“award shares”). If the participant is employed by our company on the third anniversary of the deposit date and the deposit shares have remained on deposit with us through such date, the restrictions on the award shares will lapse. This column does not include deposit shares as these amounts were purchased by the participant after-tax from amounts that were already disclosed in the “Bonus” column. On December 13, 2013, Mr. Li, Mr. Johnson, and Mr. Pike participated in the Executive Officer Deposit Share Program, receiving 579, 289, and 289 respective award shares on deposit under the program with a fair market value based on the closing price of our stock on the award date of $43.11 per share. The restrictions on these award shares will lapse on December 13, 2016 if the executive is employed by us at that time and the corresponding deposit shares have remained on deposit with us through such date. Mr. Li, Mr. Johnson, and Mr. Pike purchased 1,159, 579, and 579 respective deposit shares related to these award shares after-tax from amounts that are disclosed in the “Bonus” column above for Mr. Johnson and Mr. Pike. On December 19, 2014, Mr. Pike participated in the Executive Office Deposit Share Program, receiving 244 award shares on deposit under the program with a fair market value of $45.97 per share. The restrictions on these award shares will lapse on December 19, 2017 if Mr. Pike is employed by us at that time and the corresponding deposit shares have remained on deposit with us through such date. Mr. Pike purchased 489 deposit shares related to these award shares after-tax from amounts that are disclosed in the “Bonus” column above. These amounts do not include award share grants made pursuant to our Executive Officer Deposit Share Program to certain of our named executive officers after the end of fiscal year 2015. On December 11, 2015, Mr. Pike participated in the Executive Office Deposit Share Program, receiving 260 award shares on deposit under the program with a fair market value of $42.18 per share. The restrictions on these award shares will lapse on December 11, 2018 if Mr. Pike is employed by us at that time and the corresponding deposit shares have remained on deposit with us through such date. Mr. Pike purchased 521 deposit shares related to these award shares after-tax from amounts that are disclosed in the “Bonus” column above.

[3]

The amounts in the column headed “Stock Awards” represent the aggregate grant date fair value of grants in fiscal years 2015, 2014 and 2013 computed in accordance with ASC 718. For restricted stock awards, the fair value is equal to the underlying value of the stock and is calculated using the closing price of our common stock on the grant date. The actual value realized by a named executive officer related to stock awards will depend on the market value of our common stock on the date the stock is sold.

The amounts in the column headed “Option Awards” represent the aggregate grant date fair value of grants in fiscal years 2015, 2014 and 2013 computed in accordance with ASC 718 (see Note 12 of Notes to Consolidated Financial Statements included in Item 8 of Part II of our Annual Report on Form 10-K for fiscal year 2015 for a description of the assumptions used in that computation). The actual value realized by a named executive officer related to option awards will depend on the difference between the market value of our common stock on the date the option is exercised and the exercise price of the option.

During fiscal years 2015, 2014 and 2013, no awards to any of our named executive officers were modified or cancelled (forfeited), other than the accelerated vesting of Mr. Noglows’ awards upon the termination of his employment on December 31, 2015, in accordance with the terms of his employment letter related to the Chief Executive Officer transition, described below, by which Mr. Noglows continued to serve only as our Executive Chairman until such date.

[4]

The information in the column headed “All Other Compensation” predominantly reflects amounts that by nature generally recur each year, such as benefit costs we contribute on behalf of our named executive officers in the same manner in which we contribute such costs for all of our employees. For example, the information in the column includes contributions (both “safe-harbor” and “matching”) made by us to our tax-qualified savings plan (the “401(k) Plan”) and accruals under our non-qualified supplemental savings plan (the “Supplemental Plan”) according to the standard terms of each of these plans as applied to all of our employees, including our named executive officers and other executive officers. Under the 401(k) Plan, we make an employer contribution on the employee’s behalf of 4% of each employee’s eligible compensation (up to the I.R.S. eligible compensation limit), regardless of whether the employee makes a contribution to the plan (“safe-harbor contribution”), and a matching contribution on the employee’s behalf of 100% of the first 4%, and 50% of the next 2%, that the employee contributes to the 401(k) Plan (“matching contribution”). With respect to the Supplemental Plan, which applies to all employees, including our named executive officers and other executive officers, at such time as they reach the I.R.S. eligible compensation limit, we continue to make the safe-harbor contribution of the equivalent of 4% of each employee’s eligible compensation (over the I.R.S. eligible compensation limit) to the Supplemental Plan on the employee’s behalf. Employees are presently not able to make contributions to the Supplemental Plan. For fiscal year

2015, contributions as such to the 401(k) Plan and the Supplemental Plan on behalf of the named executive officers were made in the following amounts:

Name	401(k) Plan	Supplemental Plan
Mr. Li	$24,570	$13,088
Mr. Noglows	$23,850	$25,172
Mr. Johnson	$23,850	$10,432
Dr. Naman	$23,656	$6,876
Mr. Pike	$24,331	$7,128
Ms. Bernstein	$23,866	$7,284

Similarly, the amounts in the column headed “All Other Compensation” include amounts we provided on behalf of each of our named executive officers for basic life insurance and accidental death and dismemberment insurance coverage in fiscal year 2015, which was provided on the same basis to all of our employees. There is no cash surrender value associated with this insurance coverage. The value paid for this coverage in fiscal year 2015 attributable to each named executive officer is: $279.

In addition, the figures in the column headed “All Other Compensation” reflect (i) for Mr. Li, the payment or reimbursement of fees related to his service in fiscal year 2015 prior to January 1, 2015 as an expatriate employee of the company located in China; (ii) for Mr. Noglows, (1) business club membership fees for fiscal year 2015 in the amount of $6,202, of which $2,602 is tax reimbursement, and (2) the payment of financial planning fees of $24,677, of which $9,677 is tax reimbursement, in fiscal year 2015, as per the terms of his original employment agreement; (iii) for Mr. Johnson, (1) airline club membership fees for fiscal year 2015 of $829, of which $379 is tax reimbursement, and (2) an earned wellness goal reward of $94, of which $44 is tax reimbursement; (iv) for Mr. Pike, an earned wellness goal reward of $94, of which $44 is tax reimbursement; and, (v) for Ms. Bernstein, a transportation allowance for fiscal year 2015 in the amount of $8,000. Mr. Li’s expatriate fees for 2015 include: a) cost of living differential of $14,601; b) income tax equalization of $195,958; c) housing-related expenses of $103,366; d) travel and transportation expenses of $59,843; and e) other miscellaneous expenses of $10,750. Following the close of fiscal year 2014 and as of January 1, 2015, Mr. Li ceased to be subject to an expatriate agreement with the company, and instead is covered by his employment letter dated December 12, 2014, described below. In addition, the amounts also include what the company considers to be non-recurring business-related expenses for Messrs. Noglows, Johnson and Pike, and for Ms. Bernstein, primarily related to spousal travel for one quarterly board meeting. Although the company views such spousal travel expenses as business-related, in light of certain Internal Revenue Service practices, we have treated such expenses, which represent travel, food and lodging, tax and related expenses and which are included in the amounts in the column headed “All Other Compensation”, as compensation to each affected individual. The specific amounts included for each individual are: $2,497 for Mr. Noglows, of which $1,048 is tax reimbursement; $2,047 for Mr. Johnson, of which $935 is tax reimbursement; $1,269 for Mr. Pike, of which $580 is tax reimbursement; and $1,199 for Ms. Bernstein, of which $548 is tax reimbursement.

[5]

Mr. Noglows ceased to serve as President and Chief Executive Officer as of January 1, 2015, but remained as Executive Chairman of the Board of Directors through December 31, 2015, at which time he ceased to be an employee of our company and no longer participates in any employee compensation or benefit programs. He is currently non-executive Chairman of the Board.

Employment Agreements

Employment Letter with Mr. Li

As described in the Compensation Discussion and Analysis and as previously disclosed, on December 12, 2014, we entered into an employment letter with Mr. Li in connection with his appointment as our President and Chief Executive Officer effective as of January 1, 2015. Pursuant to the employment letter, Mr. Li’s initial base salary was set at $550,000 for 2015, and his target bonus under our Annual Incentive Program was set at 100% of his base salary. Mr. Li also received a non-qualified stock option grant covering 38,500 shares of our common stock and an award of 14,700 restricted shares of our common stock, each with an award date of January 2, 2015. The option and restricted shares are scheduled to vest upon each anniversary in 25% increments over four years, subject to Mr. Li’s continued service, and the options have an exercise price equal to $46.82, the closing price of our common stock on January 2, 2015.

Except in connection with a change of control of our company, as set forth in Mr. Li’s Change in Control Severance Protection Agreement previously entered into in 2008, in the event that Mr. Li’s employment is terminated by us without cause or by Mr. Li due to a material breach by us of the employment letter, (1) Mr. Li would be entitled to vesting of stock options and restricted shares held by him, including those described above, to the extent that such awards would have otherwise vested in accordance with their terms during the twelve-month period following the date of termination, (2) Mr. Li would continue to receive his base salary for twelve months and (3) to the extent applicable, we would maintain for 60 days the lease for Mr. Li’s Shanghai housing if such lease is then in effect. Receipt of severance and the accelerated vesting described above is subject to Mr. Li’s execution and non-revocation of a release of claims against us.

In the event of a termination of Mr. Li’s employment in connection with a change of control of our company, Mr. Li’s rights are set forth in his existing change in control agreement. As of January 1, 2015, the severance amount multiple pursuant thereto is three times, and the benefits continuation period is 36 months.

Mr. Li is eligible to participate in all employee benefit plans, programs and arrangements applicable to our employees and executive officers. Due to the significant amount of time Mr. Li is expected to spend in Asia and the United States, Mr. Li is also entitled to the continued provision of a car and driver in China on the same basis as applied prior to January 1, 2015, a housing allowance of up to $100,000 per year to be used for housing expenses in Shanghai, China and Aurora, Illinois, and a tax equalization benefit, on the same basis as applied prior to January 1, 2015. He also is able to utilize first class travel while he is employed by us.

Employment Agreement and Employment Letter with Mr. Noglows

On November 2, 2003, we entered into an employment agreement with Mr. Noglows to become our Chairman, President and Chief Executive Officer. Pursuant to this employment agreement, among other terms, we agreed to pay Mr. Noglows an annual base salary of $450,000 and a cash bonus for fiscal year 2004 that would not be less than $160,000, following the end of fiscal year 2004. Mr. Noglows’ agreement provided that following the close of each fiscal year, beginning with the end of fiscal year 2004, the compensation committee of the board of directors will meet to consider an increase in Mr. Noglows’ annual base salary in accordance with its normal practices, and the compensation committee has done so, as described in more detail in the compensation discussion and analysis section above. For 2013, the compensation committee set his salary at $606,000; and for 2014, the compensation committee set his salary at $640,000; and for 2015, the compensation committee set his salary at $500,000. The employment agreement also provided the grant of an option to purchase 250,000 shares of our common stock with an exercise price of $55.37, which, as a result of the leveraged recapitalization with a special cash dividend in March 2012, was proportionally adjusted to preserve the same fair value after payment of the special cash dividend as before, to an option to purchase 362,670 shares of our common stock with an exercise price of $38.17. Prior to the option’s expiration on November 3, 2013, Mr. Noglows exercised this option with respect to 4,682 shares during fiscal 2013, and 357,988 shares during fiscal 2014. We also agreed to provide Mr. Noglows with certain relocation and other reimbursements and to allow Mr. Noglows to utilize first-class air travel while he was employed by us.

As described above in the Compensation Discussion and Analysis and as previously disclosed, on December 12, 2014, we entered into a new employment letter with Mr. Noglows effective as of January 1, 2015, in connection with the Chief Executive Officer transition, whereby Mr. Noglows ceased to serve as our President and Chief Executive Officer, but remained as Executive Chairman of the Board of Directors. Under this employment letter, which replaced the original one entered into with Mr. Noglows on November 2, 2003 upon his employment with us, Mr. Noglows remained an employee until December 31, 2015 and a member of the board of directors, subject to reelection by our stockholders, which occurred at our annual meeting on March 3, 2015. In consideration of Mr. Noglows continuing to serve as our Executive Chairman of the Board of Directors during 2015 and of the other terms of the employment letter, Mr. Noglows’ base salary was reduced to $500,000 and his target bonus under our Annual Incentive Program continued to be 100% of his base salary. Except in connection with a change of control of our company, as set forth in Mr. Noglows’ Change in Control Severance Protection Agreement previously entered into in 2008, (i) in the event that Mr. Noglows’ employment was terminated by us without cause or by Mr. Noglows due to a material breach by us of the employment letter, neither of which occurred during the remaining term of Mr. Noglows’ employment, Mr. Noglows would have received a lump-sum cash payment equal to the base salary he would have received had he continued to be employed for the remainder of his employment term as Executive Chairman, and (ii) in the event that Mr. Noglows’ employment was terminated by us without cause, which did not occur during the remaining term of Mr. Noglows’ employment, Mr. Noglows would have received a pro-rata bonus under the Annual Incentive Program. Receipt of severance under the employment letter, which did not occur, was subject to Mr. Noglows’ execution and non-revocation of a release of claims against us. Until December 31, 2015, Mr. Noglows continued to be eligible to participate in all employee benefit plans, programs and arrangements applicable to employees and executive officers of our company, and to those that applied to him prior to January 1, 2015. All unvested stock options and restricted stock held by Mr. Noglows vested in full at the end of his employment term on December 31, 2015.

Standard Employee Benefits

We have adopted various employee benefit plans and arrangements for the purpose of providing employee benefits to our employees, including our named executive officers and our other executive officers. In general, the same terms apply to all of our employees, including our named executive officers and our other executive officers. These plans and arrangements include the Employee Stock Purchase Plan, the 401(k) Plan, the Supplemental Plan, and the Cabot Microelectronics Health and Welfare Benefit Plan.

2015 GRANTS OF PLAN-BASED AWARDS

The following table shows all awards granted to the named executive officers during the fiscal year ended September 30, 2015 pursuant to the 2012 Omnibus Incentive Plan.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)[1]	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
David H. Li	12/3/14 12/3/14 1/2/15 1/2/15	5,200 — 14,700 —	— 13,500 — 38,500	— 46.45 — 46.82	241,540 223,565 688,254 666,882
William P. Noglows	12/3/14	44,400	—	—	2,062,380
William S. Johnson	12/3/14 12/3/14 1/2/15	7,100 — 22,222	— 18,500 —	— 46.45 —	329,795 309,237 1,040,434
Ananth Naman	12/3/14 12/3/14	6,100 —	— 16,000	— 46.45	283,345 264,966
Daniel J. Pike	12/3/14 12/3/14 12/19/14	4,800 — 244	— 12,600 —	— 46.45 —	222,960 210,615 11,217
H. Carol Bernstein	12/3/14 12/3/14	4,800 —	— 12,600	— 46.45	222,960 210,615

[1]

The amounts in this column for Mr. Pike reflect a matching grant of 244 “award shares” of restricted stock made under our 2012 Omnibus Incentive Plan pursuant to our Executive Officer Deposit Share Program, which is described in more detail below. This column does not include deposit shares as these amounts were purchased by the participant from after-tax bonus compensation already disclosed in the “Bonus” column of our Summary Compensation Table of our 2015 Proxy Statement.

Pursuant to the employment letter related to Mr. Li’s election as our President and Chief Executive Officer, on January 2, 2015, we awarded 14,700 restricted shares to Mr. Li with a fair market value based on the closing price of our stock on the award date of $46.82 with restrictions that lapse in equal increments upon each anniversary over four years.

Pursuant to a retention award approved by the compensation committee, on January 2, 2015, we awarded Mr. Johnson 22,222 restricted shares with a fair market value based on the closing price of our stock on the award date of $46.82, with restrictions that lapse in equal increments upon each anniversary over four years.

Pursuant to the employment letter related to the Chief Executive Officer transition, by which Mr. Noglows continued to serve only as our Executive Chairman until December 31, 2015, all unvested restricted shares held by Mr. Noglows vested in full at end of his employment term on December 31, 2015.

The amounts in this column do not include restricted stock units awarded to our named executive officers after the end of fiscal year 2015. On December 3, 2015, as part of our annual equity incentive award program, we awarded restricted stock units to our named executive officers with a fair market value based on the closing price of our stock on the award date of $42.37 per share that lapse in equal increments upon each anniversary over four years, in the amounts set forth in the table below:

Name	Restricted Stock Unit Award
Mr. Li	22,000
Mr. Noglows	—
Mr. Johnson	8,400
Dr. Naman	6,000
Mr. Pike	6,000
Ms. Bernstein	6,300

[2]

As with all other grants of stock options and stock awards to our named executive officers and other executive officers, other than the number of options or restricted stock or restricted stock units awarded, the terms and conditions of the stock option grants in this column are the same as those made to all other employees. This includes a provision that if a participant retires (defined as the voluntary termination of employment, where no circumstances for termination for cause exist, upon the participant’s achievement of at least 55 years of age and five years of service), then the participant may retain any option previously vested throughout the term of such option; as with our other option grants, any options that have not yet vested as of termination are forfeited.

Pursuant to the employment letter related to Mr. Li’s election as our President and Chief Executive Officer, on January 2, 2015, as part of Mr. Li’s appointment as our President and Chief Executive Officer, we awarded 38,500 stock options to Mr. Li with restrictions that lapse in equal increments upon each anniversary over four years, and the options have an exercise price of $46.82, which is equal to the closing price of our common stock on January 2, 2015.

Pursuant to the employment letter related to the Chief Executive Officer transition, by which Mr. Noglows continued to serve only as our Executive Chairman until December 31, 2015, all unvested stock options held by Mr. Noglows vested in full at the end of his employment term on December 31, 2015.

These amounts do not include options granted to our named executive officers after the end of fiscal year 2015. On December 3, 2015, as part of our annual equity incentive award program, we granted options to our named executive officers that have an exercise price of $42.37, which as with all of our grants and awards to date was the fair market value based on the closing price of our common stock on the date of grant, vest in equal increments upon each anniversary over four years and expire December 3, 2025, in the amounts set forth in the table below:

Name	Securities Underlying Options
Mr. Li	57,700
Mr. Noglows	—
Mr. Johnson	22,000
Dr. Naman	15,700
Mr. Pike	15,700
Ms. Bernstein	16,500

[3]	As with all of our grants and stock awards to date, the exercise price was the fair market value based on the closing price of our stock on the date of grant.

The grant date fair value was estimated using the Black-Scholes option pricing formula on the basis of the following assumptions: expected volatility: 33%; risk free rate of return: 1.9%; annualized dividend yield: 0.0%; and expected time until exercise: 6.17 years for people younger than the age of 46 at the date of grant and 6.21 years for people 46 years and older on the date of grant. On the December 3, 2014 grant date, Mr. Li and Dr. Naman were younger than 46 and Mr. Johnson, Mr. Pike and Ms. Bernstein were 46 or older.

During fiscal year 2015, no awards to our named executive officers were modified or cancelled (forfeited), other than the accelerated vesting of Mr. Noglows’ awards upon the termination of his employment on December 31, 2015 in accordance with the terms of his employment letter related to the Chief Executive Officer transition, described below, by which Mr.  Noglows continued to serve only as our Executive Chairman until such date, and no awards to any of our employees were modified.

Executive Officer Deposit Share Program

Our executive officers are eligible to participate in the Executive Officer Deposit Share Program that our board of directors adopted in March 2000. Under this program, our executive officers are entitled to use all or a portion of their after-tax annual cash bonus compensation to purchase at fair market value shares of restricted stock awarded under the 2012 Omnibus Incentive Plan, and its predecessor, the 2000 Equity Incentive Plan. These shares are retained on deposit with us until the third anniversary of the date of deposit (“deposit shares”), and our company matches the deposit with a restricted stock grant equal to 50% of the shares deposited by the participant (“award shares”). If the participant is employed by us on the third anniversary of the deposit date and the deposit shares have remained on deposit with us through such date, the restrictions on the award shares will lapse. Seven individuals currently participate in the Executive Officer Deposit Share Program, and 7,442 shares (including award shares) are currently on deposit under that program for all executive officers. Of the named executive officers currently participating in the Executive Officer Deposit Share Program, Mr. Li, Mr. Johnson, and Mr. Pike participate with (i) 1,159, (ii) 579, and (iii) 1,589 respective deposit shares and (i) 579, (ii) 289, and (iii) 793 respective award shares on deposit under the program. These amounts do not include the 35,562 shares (including award shares) no longer under deposit or subject to restrictions as of January 15, 2016, of which Mr. Li, Mr. Noglows, Mr. Johnson, Mr. Pike, and Ms. Bernstein, respectively, had (i) 407, (ii) 7,684, (iii) 6,681, (iv) 4,584, and (v) 2,226 respective deposit shares and (i) 203, (ii) 3,840, (iii) 3,339, (iv) 2,291, and (v) 1,111 respective award shares. On December 13, 2013, Mr. Li, Mr. Johnson, and Mr. Pike participated in the Executive Officer Deposit Share Program as follows: Mr. Li purchased 1,159 deposit shares and received 579 award shares; Mr. Johnson purchased 579 deposit shares and received 289 award shares; and Mr. Pike purchased 579 deposit shares and received 289 award shares. The restrictions on the award shares will lapse on December 13, 2016 if the participant is employed by us at that time and the corresponding deposit shares have remained on deposit with us through such date. On December 19, 2014, Mr. Pike participated in the Executive Office Deposit Share Program, purchasing 489 deposit shares and receiving 244 award shares. The restrictions on these award shares will lapse on December 19, 2017 if Mr. Pike is employed by us at that time and the corresponding deposit shares have remained on deposit with us through such date. On December 11, 2015, Mr. Pike participated in the Executive Officer Deposit Share Program, purchasing 521 deposit shares and receiving 260 award shares. The restrictions on these award shares will lapse on December 11, 2018 if Mr. Pike is employed by us at that time and the corresponding deposit shares have remained on deposit with us through such date.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of September 30, 2015 for each named executive officer.

The table also shows unvested and unearned stock awards assuming a market value of $38.74 a share (the closing market price of the company’s stock on September 30, 2015).

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($)
David H. Li	6,746 6,310 9,000 4,000 — —	— 6,311 9,000 12,000 13,500 38,500	28.62 27.94 32.64 44.10 46.45 46.82	12/1/2020 12/1/2021 12/3/2022 12/3/2023 12/3/2024 1/2/2025
					28,775	1,114,744
					579	22,430
William P. Noglows	78,336 108,801 71,808 37,500 16,875	— — 23,936 37,500 50,625	25.79 28.62 27.94 32.64 44.10	11/30/2017 12/1/2020 12/1/2021 12/3/2022 12/3/2023
					81,150	3,143,751
William S. Johnson	41,344 37,862 28,396 14,700 5,775 —	— — 9,466 14,700 17,325 18,500	21.45 28.62 27.94 32.64 44.10 46.45	12/1/2019 12/1/2020 12/1/2021 12/3/2022 12/3/2023 12/3/2024
					42,772 655	1,656,987 25,375
Ananth Naman	906 1,687 1,097 5,984 4,875 4,450 —	— — — 5,984 9,750 13,350 16,000	22.13 21.45 28.62 27.94 32.64 44.10 46.45	1/21/2018 12/1/2019 12/1/2020 12/1/2021 12/3/2022 12/3/2023 12/3/2024
					15,675	607,250
Daniel J. Pike	— 9,750 4,000 —	6,311 9,750 12,000 12,600	27.94 32.64 44.10 46.45	12/1/2021 12/3/2022 12/3/2023 12/3/2024
					13,925	539,455
					973	37,694
H. Carol Bernstein	27,417 25,024 19,910 10,350 4,075 —	— — 6,637 10,350 12,225 12,600	21.45 28.62 27.94 32.64 44.10 46.45	12/1/2019 12/1/2020 12/1/2021 12/3/2022 12/3/2023 12/3/2024
					14,275	553,014
					293	11,351

[1]

These option awards vest or vested over four years in equal increments upon each anniversary of the grant date, with a term expiring on the tenth anniversary of the grant date, except that pursuant to the employment letter related to the Chief Executive Officer transition, by which Mr. Noglows continued to serve only as our Executive Chairman until December 31, 2015, all unvested stock options held by Mr. Noglows vested in full at the end of his employment term on December 31, 2015.

[2]

The restricted stock awards made to Mr. Li have the following vesting schedules: 14,700 shares vest over four years in equal increments upon each anniversary of the January 2, 2015 award date, 5,200 shares vest over four years in equal increments upon each anniversary of the December 3, 2014 award date, 4,425 shares vest over three years in equal increments upon each anniversary of the December 3, 2013 award date, 3,000 shares vest over two years in equal increments upon each anniversary of the December 3, 2012 award date, 1,450 shares vest on December 1, 2015 upon the anniversary of the December 1, 2011 award date, and 579 “award shares” vest on December 13, 2016. The restricted stock awards made to Mr. Noglows were scheduled to vest as follows: 44,400 shares were scheduled to vest over four years in equal increments upon each anniversary of the December 3, 2014 award date, 18,750 shares were scheduled to vest over three years in equal increments upon each anniversary of the December 3, 2013 award date, 12,500 shares were scheduled to vest over two years in equal increments upon each anniversary of the December 3, 2012 award date, and 5,500 shares were scheduled to vest on December 1, 2015 upon the anniversary of the December 1, 2011 award date, except that pursuant to the employment letter related to the Chief Executive Officer transition, by which Mr. Noglows continued to serve only as our Executive Chairman until December 31, 2015, all unvested restricted stock held by Mr. Noglows vested in full at end of his employment term on December 31, 2015. The restricted stock awards made to Mr. Johnson have the following vesting schedules: 22,222 shares vest over four years in equal increments upon each anniversary of the January 2, 2015 award date, 7,100 shares vest over four years in equal increments upon each anniversary of the December 3, 2014 award date, 6,375 shares vest over three years in equal increments upon each anniversary of the December 3, 2013 award date, 4,900 shares vest over two years in equal increments upon each anniversary of the December 3, 2012 award date, 2,175 shares vest on December 1, 2015 upon the anniversary of the December 1, 2011 award date, 366 “award shares” vest on December 14, 2015, and 289 “award shares” vest on December 13, 2016. The restricted stock awards made to Dr. Naman have the following vesting schedules: 6,100 shares vest over four years in equal increments upon each anniversary of the December 3, 2014 award date, 4,950 shares vest over three years in equal increments upon each anniversary of the December 3, 2013 award date, 3,250 shares vest over two years in equal increments upon each anniversary of the December 3, 2012 award date, and 1,375 shares vest on December 1, 2015 upon the anniversary of the December 1, 2011 award date. The restricted stock awards made to Mr. Pike have the following vesting schedules: 4,800 shares vest over four years in equal increments upon each anniversary of the December 3, 2014 award date, 4,425 shares vest over three years in equal increments upon each anniversary of the December 3, 2013 award date, 3,250 shares vest over two years in equal increments upon each anniversary of the December 3, 2012 award date, 1,450 shares vest on December 1, 2015 upon the anniversary of the December 1, 2011 award date, 440 “award shares” vest on December 14, 2015, 289 “award shares” vest on December 13, 2016, and 244 “award shares” vest on December 19, 2017. The restricted stock awards made to Ms. Bernstein have the following vesting schedules: 4,800 shares vest over four years in equal increments upon each anniversary of the December 3, 2014 award date, 4,500 shares vest over three years in equal increments upon each anniversary of the December 3, 2013 award date, 3,450 shares vest over two years in equal increments upon each anniversary of the December 3, 2012 award date, 1,525 shares vest on December 1, 2015 upon the anniversary of the December 1, 2011 award date, and 293 “award shares” vest on December 14, 2015.

2015 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding stock options exercised during fiscal year 2015 and stock awards vested during fiscal year 2015 for the named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)[1]	Value Realized on Exercise ($)[2]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
David H. Li	19,800	437,986	5,975	278,139
William P. Noglows	299,457	7,768,590	24,250	1,128,763
William S. Johnson	77,755	1,941,587	9,195	427,656
Ananth Naman	—	—	4,902	228,023
Daniel J. Pike	94,654	2,227,796	6,896	320,145
H. Carol Bernstein	47,328	1,321,095	6,188	288,025

[1]

These amounts do not include options exercised by our named executive officers after the end of fiscal year 2015. The following table sets forth certain information regarding stock options exercised between October 1, 2015 and January 15, 2016 by our named executive officers:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mr. Noglows	67,086	1,157,693
Mr. Johnson	20,672	424,328

The majority of options exercised in fiscal year 2015 and after the end of the fiscal year by Mr. Noglows and Mr. Johnson were options expiring within the next three years, and as such, only a limited number of regular quarterly trading periods remained prior to their expiration.

[2]

For option awards, the value realized on exercise is equal to the aggregate difference between the exercise price of the options and the fair market value of the shares on the date of exercise. For stock awards, the value realized is the number of shares vested multiplied by the fair market value of the shares at the time of vesting.

PENSION BENEFITS

The company does not maintain a defined benefit pension program.

2015 NONQUALIFIED DEFERRED COMPENSATION

The company maintains the Cabot Microelectronics Corporation Supplemental Employee Retirement Plan, which is a nonqualified supplemental savings plan (the “Supplemental Plan”). The following table discloses the earnings and balances of our named executive officers under the company’s Supplemental Plan that provides for compensation deferral on a non-tax-qualified basis.

Name	Registrant contributions in last FY ($)[1]	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
David H. Li	13,088	5	50,672
William P. Noglows	25,172	(13,071)	473,911
William S. Johnson	10,432	(4,096)	206,607
Ananth Naman	6,876	(477)	35,865
Daniel J. Pike	7,128	(1,837)	203,109
H. Carol Bernstein	7,284	1,020	201,386

[1]	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

Effective May 1, 2000, the company adopted the Supplemental Plan covering all eligible employees as defined by the Supplemental Plan. Participants in the Supplemental Plan, including our named executive officers, do not make any contributions to the Supplemental Plan. The purpose of the Supplemental Plan is to provide for the deferral of the company contributions to certain highly compensated employees as defined under the provision of the Employee Retirement Income Security Act of 1974, as amended. Under the Supplemental Plan, the company contributes up to 4% of the named executive officers’ eligible compensation in excess of the I.R.S. eligible compensation limit. All amounts contributed by the company and earnings on these contributions are fully vested at all times. The same menu of investment funds under the 401(k) Plan is available under the Supplemental Plan. Like the 401(k) Plan, all investment decisions are made by the participants. Participants in the Supplemental Plan are not permitted to make hardship withdrawals prior to termination and distributions under the Supplemental Plan are paid in a lump sum.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables and the accompanying narrative show potential benefits payable to our named executive officers upon the occurrence of the events specified herein, assuming such events occurred on September 30, 2015 and excluding certain benefits generally available to all salaried employees. Except as noted, the amounts disclosed below reflect the aggregate potential payments under each scenario and category. These tables do not include amounts to the extent that the form and amount of any payment or benefit are fully disclosed in an earlier table.

David H. Li

The following table shows the potential payments upon termination with or without a change in control for named executive officer David H. Li, under the terms of his current employment letter, assuming such events occurred on September 30, 2015. Footnotes describing the assumptions in calculations are included following the last table in this section, as is a description of the employment terms and plans providing benefits specified in the table below.

Executive Benefits and Payments Upon Termination	Involuntary Not for Cause or Good Reason Termination
	No Change in Control	In Connection with a Change in Control	Death	Disability
Salary Continuation	$550,000	$1,650,000	—	—
Bonus Through Termination Date[2]	—	$550,000	—	—
Bonus Continuation[2]	—	$1,650,000	—	—
Contributions under Retirement Plans	—	$112,974	—	—
Accelerated Vesting of Stock Options[3]	$95,609	$123,059	$123,059	$123,059
Accelerated Vesting of Restricted Stock[4]	$364,156	$1,137,174	$1,137,174	$1,137,174
Post-termination Health Care[5]	—	$30,000	—	—
Outplacement Services	—	$82,500	—	—
280G Tax Gross Up6	—	$1,690,151	—	—
Total:	$1,009,765	$7,025,858	$1,260,233	$1,260,233

William P. Noglows

The following table shows the potential payments upon termination with or without a change in control for named executive officer William P. Noglows, assuming such events occurred on September 30, 2015, under the terms of his modified employment letter. Footnotes describing the assumptions in calculations are included following the last table in this section, as is a description of the employment terms and plans providing benefits specified in the table below.

	Involuntary Not for Cause or Good Reason Termination
Executive Benefits and Payments Upon Termination	No Change in Control	In Connection with a Change in Control	Death	Disability
Salary Continuation	$125,000	$1,500,000	—	—
Bonus Through Termination Date[2]	—	$750,000	—	—
Bonus Continuation[2]	—	$2,250,000	—	—
Contributions under Retirement Plans	—	$147,066	—	—
Accelerated Vesting of Stock Options[3]	$487,259	$487,259	$487,259	$487,259
Accelerated Vesting of Restricted Stock[4]	$3,143,751	$3,143,751	$3,143,751	$3,143,751
Post-termination Health Care[5]	—	$30,000	—	—
Outplacement Services	—	$75,000	—	—
280G Tax Gross Up	—	—	—	—
Total:	$3,756,010	$8,383,076	$3,631,010	$3,631,010

William S. Johnson

The following table shows the potential payments upon termination with or without a change in control for named executive officer William S. Johnson, assuming such events occurred on September 30, 2015. Footnotes describing the assumptions in calculations are included following the last table in this section, as is a description of the employment terms and plans providing benefits specified in the table below.

	Involuntary Not for Cause or Good Reason Termination
Executive Benefits and Payments Upon Termination	No Change in Control	In Connection with a Change in Control	Death	Disability
Salary Continuation	—	$740,000	—	—
Bonus Through Termination Date[2]	—	$277,500	—	—
Bonus Continuation[2]	—	$555,000	—
Contributions under Retirement Plans	—	$68,564	—	—
Accelerated Vesting of Stock Options[3]	—	$191,903	$191,903	$191,903
Accelerated Vesting of Restricted Stock[4]	—	$1,682,362	$1,682,362	$1,682,362
Post-termination Health Care[5]	—	$20,000	—	—
Outplacement Services	—	$55,500	—	—
280G Tax Gross Up	—	—	—	—
Total:	—	$3,590,829	$1,874,265	$1,874,265

Ananth Naman

The following table shows the potential payments upon termination with or without a change in control for named executive officer Ananth Naman, assuming such events occurred on September 30, 2015. Footnotes describing the assumptions in calculations are included following the last table in this section, as is a description of the employment terms and plans providing benefits specified in the table below.

	Involuntary Not for Cause or Good Reason Termination
Executive Benefits and Payments Upon Termination	No Change in Control	In Connection with a Change in Control	Death	Disability
Salary Continuation	—	$682,400	—	—
Bonus Through Termination Date[2]	—	$205,900	—	—
Bonus Continuation[2]	—	$411,800	—	—
Contributions under Retirement Plans	—	$61,064	—	—
Accelerated Vesting of Stock Options[3]	—	$124,102	$124,102	$124,102
Accelerated Vesting of Restricted Stock[4]	—	$607,250	$607,250	$607,250
Post-termination Health Care[5]	—	$20,000	—	—
Outplacement Services	—	$51,180	—	—
280G Tax Gross Up7	—	—	—	—
Total:	—	$2,163,696	$731,352	$731,352

Daniel J. Pike

The following table shows the potential payments upon termination with or without a change in control for named executive officer Daniel J. Pike, assuming such events occurred on September 30, 2015. Footnotes describing the assumptions in calculations are included following the last table in this section, as is a description of the employment terms and plans providing benefits specified in the table below.

	Involuntary Not for Cause or Good Reason Termination
Executive Benefits and Payments Upon Termination	No Change in Control	In Connection with a Change in Control	Death	Disability
Salary Continuation	—	$689,600	—	—
Bonus Through Termination Date[2]	—	$214,500	—	—
Bonus Continuation[2]	—	$429,000	—	—
Contributions under Retirement Plans	—	$62,918	—	—
Accelerated Vesting of Stock Options[3]	—	$127,634	$127,634	$127,634
Accelerated Vesting of Restricted Stock[4]	—	$577,149	$577,149	$577,149
Post-termination Health Care[5]	—	$20,000	—	—
Outplacement Services	—	$51,720	—	—
280G Tax Gross Up	—	—	—	—
Total:	—	$2,172,521	$704,783	$704,783

H. Carol Bernstein

The following table shows the potential payments upon termination with or without a change in control for named executive officer H. Carol Bernstein, assuming such events occurred on September 30, 2015. Footnotes describing the assumptions in calculations are included following the last table in this section, as is a description of the employment terms and plans providing benefits specified in the table below.

	Involuntary Not for Cause or Good Reason Termination
Executive Benefits and Payments Upon Termination	No Change in Control	In Connection with a Change in Control	Death	Disability
Salary Continuation	—	$675,600	—	—
Bonus Through Termination Date[2]	—	$225,100	—	—
Bonus Continuation[2]	—	$450,200	—	—
Contributions under Retirement Plans	—	$62,300	—	—
Accelerated Vesting of Stock Options[3]	—	$134,815	$134,815	$134,815
Accelerated Vesting of Restricted Stock[4]	—	$564,364	$564,364	$564,364
Post-termination Health Care[5]	—	$20,000	—	—
Outplacement Services	—	$50,670	—	—
280G Tax Gross Up	—	—	—	—
Total:	—	$2,183,049	$699,179	$699,179

[1]	This figure reflects the lump sum value of twelve months of salary continuation.

[2]

In accordance with the terms of the change in control agreements described below, for purposes of calculating the bonus through the termination date, the bonus amount for each named executive officer is equal to the greatest of: (i) the target bonus amount for the fiscal year in which the Change in Control occurs, (ii) the target bonus amount for the fiscal year in which the termination date occurs, and (iii) the highest bonus amount paid or payable to the named executive officer in respect of any of the three fiscal years preceding the fiscal year in which the Change in Control occurs. Assuming a Change in Control and termination date as of September 30, 2015, the bonus amounts for Mr. Li and Mr. Johnson represent their target bonus amounts for fiscal year 2015. The bonus amounts for Mr. Noglows, Dr. Naman, Mr. Pike and Ms. Bernstein represent the highest bonus amounts paid to them in respect of one of the three fiscal years preceding fiscal year 2015. The amounts disclosed as bonus continuation for Mr. Li and Mr. Noglows represent three times their bonus amounts and the amounts disclosed as bonus continuation for Mr. Johnson, Dr. Naman, Mr. Pike, and Ms. Bernstein represent two times their bonus amounts, each in accordance with the terms of the change in control agreements described below.

[3]

This figure represents the aggregate difference between the exercise price of the accelerated options and $38.74, which was the fair market value of a share of our common stock on September 30, 2015. This figure does not include the value of vested but unexercised options. The table below sets forth the total value of all options, which includes the value of the accelerated options and the vested but unexercised options as of September 30, 2015.

Named Executive Officer	Total Value of Options
Mr. Li	$314,376
Mr. Noglows	$3,607,053
Mr. Johnson	$1,686,251
Dr. Naman	$273,785
Mr. Pike	$187,109
Ms. Bernstein	$1,140,260

For Mr. Noglows, the figure disclosed in the “No Change in Control” column represents the value of all of his outstanding and unexercisable options that would have vested following termination, in accordance with the terms of Mr. Noglows’ modified employment agreement, and which did vest on December 31, 2015 pursuant to its terms. For purposes of this table, the value of these options was also calculated assuming a market price of $38.74, which was the fair market value of a share of our common stock on September 30, 2015.

In the event of a termination of service by reason of death or disability, the 2000 Equity Incentive Plan and the 2012 Omnibus Incentive Plan, and the non-qualified stock option grant agreements under each plan, provide that unvested options shall fully vest for all participants, including the named executive officers.

[4]

This figure represents the number of shares vested multiplied by $38.74, which was the fair market value of the shares on September 30, 2015. This figure does not include the value of restricted stock that has already vested, including shares on deposit under our Executive Officer Deposit Share Program.

In the event of a termination of service by reason of death or disability, the 2000 Equity Incentive Plan, the 2012 Omnibus Incentive Plan, and the restricted stock award agreements under each plan, provide that unvested restricted stock shall fully vest for all participants, including the named executive officers.

[5]

This amount assumes comparable health care coverage to that which is currently provided under our existing plan. Our company is self-insured, therefore there is no direct employer contribution amount. We have estimated the cost of post-termination health care to be $10,000 per person per year. This amount could vary depending on the details of any new or replacement plan that may be in place in the event of a change in control, or any changes to our plan that are made for regulatory or other reasons.

[6]	More detail, including the expected ameliorating effect over time, is provided in the section entitled “Change in Control Severance Protection Agreements,” below.

[7]	More detail is provided in the section entitled “Change in Control Severance Protection Agreements,” below.

Pursuant to the terms of the company’s 2000 Equity Incentive Plan, the 2012 Omnibus Incentive Plan, and the awards granted thereunder, the named executive officers receive the accelerated vesting of certain equity awards in the event of a Change in Control without termination of employment. The value of the accelerated vesting for each named executive officer, assuming a change in control, is the same value as disclosed in the “In Connection with a Change in Control” column above.

Employment Agreements

As described in the narrative to the Summary Compensation Table above, pursuant to the employment letter we entered into with Mr. Li in connection with his appointment as our President and Chief Executive Officer, as of January 1, 2015, the severance amount multiple pursuant to Mr. Li’s Change in Control Severance Protection Agreement was increased to three times, and the benefits continuation period was increased to 36 months.

Pursuant to the employment letter we entered into with Mr. Noglows in connection with the Chief Executive Officer transition, as described above, except in connection with a change of control of our company, as set forth in Mr. Noglows’ Change in Control Severance Protection Agreement previously entered into in 2008, (i) in the event that Mr. Noglows’ employment was terminated by us without cause or by Mr. Noglows due to a material breach by us of the employment letter, neither of which occurred, Mr. Noglows would have received a lump-sum cash payment equal to the base salary he would have received had he continued to be employed for the remainder of his employment term as Executive Chairman, and (ii) in the event that Mr. Noglows’ employment was terminated by us without cause, which did not occur, Mr. Noglows would have received a pro-rata bonus under the Annual Incentive Program. Receipt of severance under the employment letter was subject to Mr. Noglows’ execution and non-revocation of a release of claims against us. Aside from the requirements set forth in the employment letter, there were no other material conditions to receipt by Mr. Noglows of these termination benefits, which he did not receive, although Mr. Noglows still would be and remains subject to the terms of our standard confidentiality, intellectual property and non-competition agreement, which he entered into when he joined our company, and of the relevant stock option grant agreements. The amount and terms of this severance arrangement was determined by our compensation committee, in consultation with its independent compensation consultant, and included consideration of market practices for similar arrangements for other chief executive officers of comparable companies. As described above, Mr. Noglows’ employment with us ended on December 31, 2015, pursuant to the terms of his employment letter, and as of such date, his Change in Control Severance Protection Agreement terminated pursuant to its terms.

Change in Control Severance Protection Agreements

We have entered into Change in Control Severance Protection Agreements (“change in control agreements”), the specific form of which is available as Exhibit 10.23 to our Form 10-K filed on November 25, 2008, with each of the named executive officers, our other executive officers, and certain key employees of our company, because we believe such agreements are valuable aspects in enabling a smooth transition and providing continuity of management in the event of a change in control of our company; all of the change in control agreements remain unamended and according to such filed exhibit. Under the change in control agreements, which are “double trigger” agreements and which we believe are in compliance with the American Jobs Creation Act, each executive officer, including the named executive officers, whose employment with us terminates (including an executive’s voluntary termination of employment for either “good reason”, as defined in the agreement, or during the thirty-day period commencing on the first anniversary of a “change in control”), other than for cause, disability, death, or certain other specified reasons, within thirteen months after a “change in control” of our company (as such term is defined in the agreements), is entitled to a severance benefit. The severance benefit includes:

•

accrued and unpaid compensation including: base salary, reimbursement for reasonable and necessary expenses incurred by the executive on our behalf through the date of termination, vacation pay and earned and unpaid bonuses and incentive compensation with respect to the period prior to the termination date;

•

the Bonus Amount (which is the greatest of (i) the executive’s target bonus amount for the fiscal year in which the change in control occurs, (ii) the executive’s target bonus amount for the fiscal year in which the termination date occurs, and (iii) the highest bonus paid or payable to the executive in respect of any of the three fiscal years preceding the fiscal year in which change in control occurs), pro-rated for the number of days that have elapsed in the fiscal year through the termination date;

•

two times (in the case of Mr. Johnson, Dr. Naman, Mr. Pike, and Ms. Bernstein) or three times (in the case of Mr. Li and Mr. Noglows), the executive’s annual base salary plus the Bonus Amount plus an amount equal to the contributions made or credited by us under all qualified and non-qualified retirement plans for the benefit of the executive for the most recently completed plan year of each such plan (e.g., the 401(k) Plan and Supplemental Plan), payable in a lump sum;

•

health and welfare benefits (consistent with health and welfare benefits available to all employees for which they had been eligible prior to their termination) for 24 months (in the case of Mr. Johnson, Dr. Naman, Mr. Pike, and Ms. Bernstein) or 36 months (in the case of Mr. Li and Mr. Noglows) following the executive’s termination date;

•	payment or reimbursement for the costs, fees and expense of outplacement assistance services, up to a maximum of 15% of the executive’s annual base salary; and

•

only for change in control severance protection agreements for executive officers entered into as of 2008, a full “gross-up payment” of any and all excise (but not income) taxes assessed on amounts received under the change in control agreements, as well as all other taxes, other than income taxes, that may become due as a result of the gross-up payment. Mr. Li’s change in control severance protection agreement was entered into as of 2008, and thus the terms of his agreement provide for such treatment. The hypothetical amount of the excise tax (“280G”) gross-up reported as payable in the table above for Mr. Li is based only on circumstances in place as of September 30, 2015, including Mr. Li’s relatively low five-year average W-2 income level (or “base amount”) used to calculate the potential excise tax amount from years prior to Mr. Li’s appointment as President and Chief Executive Officer in fiscal year 2015, versus his current compensation level as our President and Chief Executive Officer. This hypothetical amount is expected to ameliorate over time as he increases his tenure as President and Chief Executive Officer. Actual excise tax amounts, if any, would be determined based on the circumstances existing at the time of an actual change in control transaction. Any change in control severance protection agreement entered into subsequent to 2008 for a new executive officer does not include this provision. Dr. Naman’s change in control severance protection agreement, which was entered into subsequent to 2008, thus does not include this provision. Instead, Dr. Naman’s agreement provides that in the event that amounts or benefits Dr. Naman would receive under such agreement or otherwise would subject Dr. Naman to excise taxes, we would reduce such amounts and benefits up to an amount such that Dr. Naman would not be subject to excise taxes, provided that such reduction results in greater after-tax benefits to Dr. Naman.

“Cause” as defined in the agreements means (i) the willful and continued failure to perform substantially the duties reasonably assigned to the executive and (ii) the willful engaging in conduct that is demonstrably and materially injurious to the company, monetarily or otherwise.

The agreements define “Good Reason” as the taking of actions by the company that result in a material negative change in the executive’s employment relationship, including (i) a change in the executive’s status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from those in effect immediately prior to the Change in Control, (ii) an assignment of the executive’s duties or responsibilities that are materially inconsistent with his or her status, title, position or responsibilities as of immediately prior to the Change in Control, (iii) a material decrease in the executive’s annual base salary below the rate in effect as of the Change in Control or as of any date following the Change in Control, whichever is greater (iv) relocation of the offices of the company or operating unit at which the executive is principally employed that increases the executive’s one-way commute by more than thirty-five (35) miles from the location of the offices occupied immediately prior to such relocation, or (v) any other action or inaction that constitutes a material breach by the company of the agreement.

A “Change in Control” means (i) any person, together with all affiliates and associates (within the meaning of Rule 12b-2 promulgated under the Exchange Act), acquires beneficial ownership, directly or indirectly, or securities of the company representing at least 30% of the combined voting power of the company’s then outstanding voting securities, (ii) during any period of twenty-four (24) consecutive months beginning on or after the date of the agreement, individuals who, at the beginning of that 24-month period, constitute the Board (the “Incumbent Directors”), cease for any reason to constitute at least a majority of the Board; provided, however, that a new director of the company whose election or nomination for election as a director of the company was approved by a vote of at least two-thirds of the Incumbent Directors will be deemed to be an Incumbent Director, (iii) one of the following events occur at a special or annual meeting of the company’s stockholders: (a) two or more nominees who are both (A) nominees of and endorsed by the company and (B) not employees of the company or any Affiliate at the time of the election are not elected to serve as directors; and (b) any person not a nominee of, and endorsed by, the company is elected to serve as a director of the company, (iv) the consummation of: (a) a merger, consolidation or reorganization involving the company, unless the merger, consolidation or reorganization is a “Non-Control Transaction”; or (b) an agreement for the sale or other disposition of all or substantially all of the assets of the company to any Person (other than a transfer to a Change in Control Subsidiary), or (v) the stockholders of the company approve a complete liquidation or dissolution of the company. Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because a person acquires beneficial ownership of more than the permitted amount of the then outstanding voting securities as a result of the acquisition of voting securities by the company which, by reducing the number of voting securities then outstanding, increases the percentage of shares beneficially owned by the person. Notwithstanding the foregoing, if a Change in Control would occur but for the operation of the preceding sentence as a result of the acquisition of voting securities by the company, and after that acquisition by the company, the person described in the preceding sentence increases the percentage of then outstanding voting securities he or she owns, a Change in Control will occur.

We also have similar change in control severance protection agreements providing for two times severance benefits in place with our other executive officers (with the exception of our Principal Accounting Officer, Thomas S. Roman, whose agreement provides for one times severance benefits). Under the change in control agreements, all amounts accrued or awarded to the executive officers under any incentive compensation or benefit plan, including options and restricted stock awarded under the 2000 Equity Incentive Plan and the 2012 Omnibus Incentive Plan, will immediately vest on each executive’s respective termination date if the executive is entitled to severance benefits.

Our board of directors and compensation committee determined the terms and conditions of the change in control severance protection agreements, including the severance benefit payable, and the triggering events for the payment of such severance benefit, pursuant to such agreement, in consultation with their independent compensation consultant and our financial and other advisors, and considered external practices at similarly situated companies regarding change in control arrangements.

Treatment of Equity Awards

The 2000 Equity Incentive Plan and the 2012 Omnibus Incentive Plan provide that an award shall immediately terminate on the date a participant’s service terminates, unless otherwise set forth in an award agreement. Similarly, in the event of a Change in Control, the compensation committee has the discretion to provide for accelerated vesting in an award agreement. In the event of a Change in Control that is a merger or consolidation in which the company is not the surviving corporation or that results in the acquisition of substantially all of the company’s outstanding stock or in the event of a sale or transfer of all or substantially all of the company’s assets (a “Covered Transaction”), the compensation committee has the discretion to provide for the termination of all outstanding options as of the effective date of the Covered Transaction; provided, that, if the Covered Transaction follows a Change in Control or would give rise to a Change in Control, no option will be terminated prior to the expiration of twenty days following the later of: (i) the date on which the award became fully exercisable and (ii) the date on which the participant receive written notice of the Covered Transaction.

Under the 2000 Equity Incentive Plan and the 2012 Omnibus Incentive Plan, “Change in Control” means: (a) any “person” as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than (i) the company, (ii) any subsidiary of the company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the company or of any subsidiary of the company, or (iv) any company owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of stock of the company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all Affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the company representing 30% or more of the combined voting power of the company’s then outstanding securities; (b) the consummation of a merger or consolidation of the company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the company or any subsidiary of the company, at least 60% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) after which no “person” (with the method of determining “beneficial ownership” used in clause (a) of this definition) owns more than 30% of the combined voting power of the securities of the company or the surviving entity of such merger or consolidation; or (c) during any period of two consecutive years (not including any period prior to the execution of the 2000 Equity Incentive Plan or the 2012 Omnibus Incentive Plan, as applicable), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the company to effect a transaction described in clause (a), (b) or (d) of this definition) whose election by the Board or nomination for election by the company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or (d) the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all of the company’s assets.

Pursuant to the non-qualified stock option grant agreements, the option grants will become fully vested in the event of a Change in Control (as defined in the 2000 Equity Incentive Plan and the 2012 Omnibus Incentive Plan). In the event of a Change in Control that constitutes a Covered Transaction, the compensation committee may, in its sole discretion, terminate any or all outstanding options as of the effective date of the Covered Transaction; provided that the compensation committee may not terminate an option outstanding under the agreement earlier than twenty days following the later of: (i) the date on which the award became fully vested and (ii) the date on which the participant received written notice of the Covered Transaction. In the event of a termination of service by reason of death or Disability, then any unvested portion of the options will become fully vested. Disability has the meaning provided under (i) first, an employment agreement between the participant and the company, (ii) second, if no employment agreement exists, the long-term disability program maintained by the company or any governmental entity covering the Participant, or (iii) third, if no such agreement or program exists, permanent and total disability within the meaning of Section 22(e)(3) of the Code.

Pursuant to the restricted stock award agreements, the awards will become fully vested and all restrictions will lapse in the event of a participant’s death, Disability, or Change in Control (as defined in the 2000 Equity Incentive Plan and the 2012 Omnibus Incentive Plan). Disability has the meaning provided under (i) first, an employment agreement between the participant and the company, (ii) second, if no such employment agreement exists, the long-term disability program maintained by the company or any governmental entity covering the participant, or (iii) third, if no such agreement or program exists, as defined under local law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships

At present we have no related party transactions and there are no currently proposed related party transactions.

Related Party Transactions

Although at present we have no related party transactions, we may from time to time enter into transactions with “related persons.” Related persons include our directors and executive officers, nominees for director, 5% or more beneficial owners of our common stock, and immediate family members of such persons. As set forth in our audit committee charter, a current copy of which is attached to this proxy statement as Appendix A and is also available on our website at www.cabotcmp.com, any related person transaction must be reviewed and approved in advance by our audit committee. All of our employees, including our executive officers and directors, are subject to our Code of Business Conduct, which is available on our website. Our Code of Business Conduct prohibits any relationship that may present, or appears to present, a conflict of interest with our company. Among other things, this includes a prohibition on the holding of more than a nominal financial interest in or financial relationship with any publicly held company with whom we do business or compete, and prohibits any financial interest in or financial relationship with such entities if they are privately held. Any request for waiver of our Code of Business Conduct for our directors and executive officers may be approved only by our board of directors; to date, no such waivers have been requested or approved. In addition to the provisions of our Code of Business Conduct, our nominating and corporate governance committee charter and our corporate governance guidelines, both of which are also available on our website, also contain provisions requiring the review of potential conflicts of interest of prospective and current directors and the requirement of notification, and offer of tender of resignation, by directors, and review by the nominating and corporate governance committee and the board of directors of any change in employment or for-profit board membership status.

Indemnification

Our bylaws and our certificate of incorporation require us to indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We have entered into indemnification agreements with all of our directors and executive officers in which we confirm that we will provide to them the indemnification rights provided for in our bylaws and agree to maintain directors’ and officers’ liability insurance on their behalf.

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under Section 14A of the Securities and Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and as implemented by SEC Proposed Rule 14a-21(a), our company must conduct a separate non-binding stockholder advisory vote at least every three years to approve our company’s executive officer compensation, as disclosed in our Compensation Discussion and Analysis, related compensation tables, and other related material (“named executive officer compensation program”) under the compensation disclosure rules of the SEC, in any proxy or consent or authorization for an annual or other meeting of our stockholders. Our stockholders supported a one year frequency for this stockholder advisory vote at our 2011 Annual Meeting. As such, the board of directors has determined the company will hold a non-binding advisory vote on the compensation of our named executive officers every year.

Thus, our board of directors is providing stockholders with the opportunity to cast a non-binding advisory vote on our named executive officer compensation program at our 2016 Annual Meeting. This vote will not be binding on or overrule any decisions by our board of directors, and will not create or imply any additional fiduciary duty on the part of our board of directors. However, our compensation committee will take into account the outcome of the vote when considering future named executive officer compensation arrangements.

As described in greater detail in our Compensation Discussion and Analysis above, we believe that our named executive officer compensation program is structured in a manner that most effectively supports our company and our business objectives. Our named executive officer compensation program is substantially tied to our key business objectives and the success of our stockholders. If value we deliver to our stockholders declines, so does the compensation we deliver to our executive officers. We also closely monitor the various short-term and long-term aspects of our named executive officer compensation program, including base salary, annual cash bonus and equity incentives, in comparison to similar programs and practices at comparable companies, so that we may confirm that our named executive officer compensation program is within the norm of the range of market practices.

Our board of directors determined that the best way to allow our stockholders to vote on the company’s named executive officer compensation program is through the following resolution:

RESOLVED, that the stockholders approve Cabot Microelectronics Corporation’s compensation of its named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and related material).

Our board of directors unanimously recommends that you vote “FOR” this proposal.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited our financial statements for fiscal year 2015, and has been selected by the audit committee of our board of directors to audit our financial statements for fiscal year 2016. A representative of PricewaterhouseCoopers LLP is expected to attend our annual meeting, where she will have the opportunity to make a statement, if she desires, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our audit committee will review its future selection of auditors. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

For information regarding audit and other fees billed by PricewaterhouseCoopers LLP for services rendered in fiscal year 2015 and fiscal year 2014, see “FEES OF INDEPENDENT AUDITORS AND AUDIT COMMITTEE REPORT — Fees Billed by Independent Auditors,” above.

Our board of directors recommends that you vote “FOR” the ratification of the selection of our independent auditors.

2017 ANNUAL MEETING OF STOCKHOLDERS

The 2017 annual meeting of stockholders is presently scheduled to be held on Tuesday, March 7, 2017. Any proposals of stockholders intended for inclusion in the proxy statement for our 2017 annual meeting of stockholders must be received by the Secretary of our company at our offices at 870 North Commons Drive, Aurora, Illinois 60504, by Saturday, September 24, 2016. If a stockholder of the company intends to present a proposal at the 2017 annual meeting of stockholders, such stockholder must comply with the advance notice provisions of our bylaws. Those provisions require that such proposal must be received by our Secretary at 870 North Commons Drive, Aurora, Illinois 60504, not earlier than Tuesday, November 8, 2016 and not later than Thursday, December 8, 2016. Subject to certain exceptions set forth in our bylaws, such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means additional convenience for stockholders, cost savings for companies and reduced environmental impact of our proxy materials.

A number of brokers with accountholders who are stockholders will be “householding” the Notice of Internet Availability of Proxy Materials. As indicated in the notice previously provided by these brokers to stockholders, a single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that communications to your address will be subject to “householding,” it will continue until you are notified otherwise.

Stockholders who received a householded mailing this year and would like to have additional copies of the Notice of Internet Availability of Proxy Materials mailed to them, or would like to opt out of this practice for future mailings should submit a written request to our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43010, Providence, Rhode Island 02940-3010 Attention: Shareholder Inquiries. We will promptly send additional copies of the Notice of Internet Availability of Proxy Materials upon receipt of such request.

Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a written request to our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43010, Providence, Rhode Island 02940-3010 Attention: Shareholder Inquiries.

VOTING THROUGH THE INTERNET OR BY TELEPHONE

Our stockholders voting through the internet should understand that there may be costs associated with electronic access, such as usage charges from access providers that must be borne by the stockholder. To vote by telephone if you are a record holder of our common stock, call toll free 1-800-690-6903 and follow the instructions provided by the recorded message. To vote by telephone if you are a beneficial owner of our common stock, call the toll free number listed in your Proxy Card or follow the instructions provided by your broker. To vote through the internet, go to www.proxyvote.com and follow the steps on the secured website. You also may access the proxyvote website by going to our website, www.cabotcmp.com, selecting “Investor Relations” on our Homepage, and then selecting “Annual Meeting/Proxy” from the dropdown menu .

Appendix A

CABOT MICROELECTRONICS CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Cabot Microelectronics Corporation (the “Company”) is to oversee the Company’s accounting and financial reporting processes and the audit of its financial statements. The Committee is responsible for overseeing the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports and the independence and performance of the Company’s independent public accountants responsible for the annual audit and quarterly reviews of the Company’s financial statements (“independent auditor”). In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, the independent auditor, the senior and financial management of the Company, and with any employees of the Company or other individuals who desire to bring accounting, internal accounting controls, auditing, or other matters to the Committee’s attention.

In the exercise of its oversight responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain the responsibility of management and the independent auditor. Nothing contained in this charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the Delaware General Corporation Law to rely, in discharging their responsibilities, on the records of the Company and on other information presented to the Committee, Board or Company by officers or employees or by outside experts such as the independent auditor.

Membership

The Committee shall consist of at least three members of the Board. The members shall be appointed by action of the Board, upon recommendation of the Nominating and Corporate Governance Committee, and shall serve at the discretion of the Board. Each Committee member shall satisfy the “independence” and other requirements of relevant law, including rules adopted by the Securities and Exchange Commission (“SEC”), and the NASDAQ Stock Market LLC (“NASDAQ”). At least one member of the Committee shall satisfy the “financial expert” requirements of relevant law, including rules adopted by the SEC, and NASDAQ. Each member of the Committee shall be able to read and understand financial statements at the time of his or her appointment.

Committee Organization and Procedures

1.  The Chair of the Committee shall be appointed by the Board by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

2.  The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so. Members of the Committee may participate telephonically in any meeting. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the action of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee.

3.  The Committee shall meet as frequently as the Committee in its discretion deems desirable.

4.  The Committee may, in its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, outside counsel, the director of internal audit and other personnel employed or retained by the Company, the Board or the Committee. The Committee shall meet periodically and as it deems appropriate with the independent auditor or the director of internal audit, outside counsel or other advisors in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management’s presence, and also shall meet periodically and as it deems appropriate in separate executive sessions with the Company’s management.

5.  The Committee may, in its discretion, retain and utilize the services of the Company’s regular corporate legal counsel with respect to legal matters or its other advisors with respect to other matters or, at its discretion, retain other legal counsel or other advisors if it determines that such counsel or advice is necessary or appropriate under the circumstances.

6.  The Committee shall have its own funding from the Company to pay for the services of the Company’s independent auditors and any legal counsel or other advisors that are retained by the Committee.

7.  The Secretary and General Counsel of the Company shall serve as Secretary of the Committee.

Responsibilities

Independent Auditor

8.  The Committee has the sole and direct responsibility for selecting, appointing, terminating, compensating and overseeing the Company’s independent auditor, as well as for resolving any disagreements between the independent auditors and management. The Committee shall only retain as independent auditor a firm, including representatives of the firm responsible for the Company’s audit, that meets the requirements of relevant law, the Public Company Accounting Oversight Board (PCAOB), the SEC and NASDAQ. The independent auditor shall be accountable to the Committee for all matters, including the audit of the Company’s annual financial statements and related services. The Committee shall select, appoint and periodically evaluate the performance of the independent auditor and, if necessary, replace the independent auditor. At the discretion of the Committee or to the extent required by relevant law, NASDAQ or the SEC, the Committee shall recommend to the Board the nomination of the independent auditor for stockholder ratification at any meeting of stockholders.

9.  The Committee shall pre-approve the fees to be paid to the independent auditor and any other terms of the engagement of the independent auditor for any and all services (whether auditing services, audit-related services, tax services or permitted other (non-audit) services), to be provided by the independent auditor, in advance of such services being provided. The Committee may delegate such pre-approval of services to the Committee Chair, and the Committee Chair shall provide subsequent notification to the Committee of any such pre-approval at the next scheduled meeting of the Committee.

10.  The Committee shall receive from the independent auditor and review, at least annually, a written statement delineating all relationships between the independent auditor and the Company, consistent with the PCAOB’s Rule 3526, Communication with Audit Committees Concerning Independence (Rule 3526). The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take any appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.

Annual Audit

11.  The Committee shall meet with the independent auditor and management of the Company in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

12.  The Committee shall review and discuss the audited financial statements with the management of the Company.

13.  The Committee shall discuss with the independent auditor the matters required to be discussed by PCAOB AU Section 380 Communications with Audit Committees as then in effect including, among others, (i) the methods used to account for any significant unusual transaction reflected in the audited financial statements; (ii) the effect of significant and critical accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the independent auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent auditor’s conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates or the disclosures in the financial statements.

14.  The Committee shall, based on the review and discussions in paragraphs 11, 12, and 13 above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the independent auditor regarding such independence in paragraph 10 above, recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

15.  The Committee shall review and discuss with management, including the director of internal audit and, at its discretion, any provider of internal audit services, and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Review

16.  The independent auditor is required to review the interim financial statements to be included in any Quarterly Report on Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the SEC, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the independent auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair may represent the entire Committee for purposes of this discussion.

Internal Controls

17.  The Committee shall discuss with the independent auditor and the director of internal audit, as well as management, at least quarterly, the adequacy and effectiveness of the accounting, financial and internal controls of the Company, and consider any recommendations for improvement of such internal control procedures.

18.  The Committee shall be provided, and discuss with, the independent auditor and with management any material written communications between the independent auditor and management, including any summary of aggregated deficiencies or management letter provided by the independent auditor (or other auditor) and any other significant matters brought to the attention of the Committee by the independent auditor (or other auditor) as a result of its annual or other audit. The Committee should allow management adequate time to consider any such matters raised by the independent auditor (or other auditor).

19.  The Committee shall meet with the Company’s Chief Executive Officer, Chief Financial Officer, and other Company management as appropriate and as required by relevant law, including rules adopted by the SEC, PCAOB, and NASDAQ, on a regular basis to discuss the Company’s internal controls structure and procedures and status, and disclosure controls and procedures and status.

Internal Audit

20.  The Committee shall review and preapprove the selection of the Company’s director of internal audit, and any termination of employment of such person. The Committee shall be notified in advance of, and at its discretion review and preapprove, the selection of any third party provider of internal audit services. The Chair may represent the entire Committee for purposes of these matters.

21.  The Committee shall discuss at least quarterly with the director of internal audit and, at its discretion other provider(s) of internal audit services (if any), the activities and organizational structure of the Company’s internal audit function and the qualification of the primary personnel performing such function.

22.  Management shall furnish to the Chair a copy of each internal audit report, and provide summaries thereof to the Committee, to whom it shall furnish a copy of each internal audit report if so requested by the Committee or any of its members.

23.  The Committee shall, at its discretion, meet with the director of internal audit and other provider(s) of internal audit services (if any) to discuss any reports or any other matters brought to the attention of the Committee by the director of internal audit or other provider(s) of internal audit services (if any).

24.  The director of internal audit and other provider(s) of internal audit services (if any) shall be granted unfettered access to the Committee.

Other Responsibilities

25.  The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

26.  The Committee shall review and assess the Committee’s fulfillment of its responsibilities pursuant to the Committee’s charter at least annually and submit its conclusions in this regard to the Board for its consideration.

27.  The Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 407 of Regulation S-K of the SEC.

28.  The Committee shall establish procedures in compliance with requirements of relevant law, including rules adopted by the SEC, and NASDAQ, for addressing matters and complaints brought to the Committee’s attention by employees of the Company or other individuals regarding accounting, internal accounting controls, auditing, or other matters, and shall ensure that such complaints brought by employees are treated confidentially and anonymously to the extent required by law.

29.  The Committee shall be responsible for receiving, dealing with, and responding to legal compliance reports relating to actual or alleged material violations of the securities laws, material breaches of fiduciary duties, or similar material violations.

30.  The Committee shall have direct access to the Company’s General Counsel, who serves as the Company’s Chief Compliance Officer, and who has operational responsibility for the Company’s compliance and ethics program, who in turn shall have direct reporting obligations to the Committee for related matters.

31.  The Committee shall review and approve any related party transaction in advance of the Company’s entering into any such related party transaction, and shall subsequently inform the Board of any such approval.

The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least following its regularly scheduled meetings, to the full Board regarding the Committee’s actions and recommendations, if any.

Appendix B

CABOT MICROELECTRONICS CORPORATION

AUDIT COMMITTEE PRE-APPROVAL POLICY FOR SERVICES TO BE PROVIDED

BY INDEPENDENT AUDITOR

The Audit Committee (the “Committee”) of Cabot Microelectronics Corporation (the “Corporation”) has the sole and direct responsibility for selecting, appointing, terminating, compensating and overseeing the Company’s independent auditor, as well as for resolving any disagreements between the independent auditors and management. Pursuant to the Committee’s Charter, the Committee is required to pre-approve the audit and non-audit services performed by the Corporation’s independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Each type of service provided by the independent auditor will require specific pre-approval at a particular fee level by the Committee.

The Committee, through the Controller of the Corporation or another designated individual, will maintain a list of the Audit, Audit-related, Tax and All Other services that have been pre-approved by the Committee as of the particular date of the relevant list (the “List”), and will revise the list periodically, based on subsequent determinations of the Committee. The term of any pre-approval is twelve (12) months from the date of pre-approval, unless the Committee specifically provides for a different period.

I.	Delegation

The Committee has delegated pre-approval authority to the Chairman of the Committee, and may delegate such pre-approval authority to others members of the Committee. The Chairman will report any pre-approval decisions to the Committee no later than at its next scheduled meeting. The Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II.	Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other matters.

In addition to the annual Audit services engagement approved by the Committee, the Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide and such Audit services will be placed on the List. All other Audit services not on the List must be separately pre-approved by the Committee.

III.	Audit-Related Services

Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor. The Committee believes that the provision of Audit-related services does not impair the independence of the auditor. The List will contain the pre-approved Audit-related services. All other Audit-related services not on the List, and all internal control-related services, must be separately pre-approved by the Committee.

IV.	Tax Services

The Committee believes that the independent auditor can provide Tax services to the Corporation such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The List will contain those Tax services that the Committee has pre-approved. All other Tax services not on the List must be separately pre-approved by the Committee.

V.	All Other Services

The Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The List will contain All Other services that the Committee has pre-approved. Permissible All Other services not on the List must be separately pre-approved by the Committee.

A list of the Security and Exchange Commission’s (SEC’s) prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VI.	Pre-Approval Fee Levels

At the time of pre-approval of services to be provided by the independent auditor, the Committee will establish an approved fee level for such services. Any increase in the fee level for such services will require additional specific pre-approval by the Committee.

VII.	Supporting Documentation

With respect to each proposed pre-approved service, the Committee will be provided with detailed back-up documentation, regarding the specific services to be provided.

VIII.	Procedures

Requests to provide services will be submitted to the Committee by both the independent auditor and the Corporation’s Chief Financial Officer, Treasurer, Controller, or other designated officer, and each will state whether, in their view, the request is consistent with the SEC’s rules on auditor independence.

EXHIBIT 1

PROHIBITED NON-AUDIT SERVICES

Bookkeeping or other services related to the accounting records or financial statements of the audit client*

Financial information systems design and implementation

Appraisal or valuation services*, fairness opinions or contribution-in-kind reports

Actuarial services*

Internal audit outsourcing services*

Management functions

Human resources

Broker-dealer, investment adviser or investment banking services

Legal services

Expert services unrelated to the audit

(* may be allowed in limited circumstances if reasonable to conclude that the results of these services will not be subject to audit procedures; check relevant SEC rules)

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Richard S. Hill 02 Susan M. Whitney
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Non-binding stockholder advisory approval of our named executive officer compensation.							☐	☐	☐
3	Ratification of the selection of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2016.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

0000260864_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report, Telephone/Internet insert (BR supplied) is/are available at www.proxyvote.com.

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CABOT MICROELECTRONICS CORPORATION

ANNUAL MEETING OF STOCKHOLDERS MARCH 8, 2016- 8:00 A.M.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of CABOT MICROELECTRONICS CORPORATION, a Delaware corporation (the “Company”), hereby appoints William P. Noglows and H. Carol Bernstein, and each of them, proxies and attorneys-in-fact of the undersigned, each with full power of substitution, to attend and act for the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, March 8, 2016 at 8:00 a.m., local time at Cabot Microelectronics Corporation, 870 North Commons Drive, Aurora, Illinois 60504, and at any adjournments or postponements thereof, and in connection therewith to vote and represent all of the shares of common stock of the Company which the undersigned would be entitled to vote.

Each of the above-named proxies at said meeting, either in person or by substitute, shall have and exercise all of the powers said hereunder. In their discretion, each of the above-named proxies is authorized to vote upon such other business incident to the conduct of the Annual Meeting as may properly come before the meeting or any postponements or adjournments thereof. The undersigned hereby revokes all prior proxies given by the undersigned to vote at said meeting.

If no instructions are indicated herein, this proxy will be treated as a grant of authority to vote for the proposals and any other matters to be voted upon at the Annual Meeting or at any postponements or adjournments thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

0000260864_2    R1.0.0.51160